Exhibit 10.3

CREDIT AGREEMENT

dated as of May 2, 2014

among

BECKMAN PRODUCTION SERVICES, INC.,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Lender and Swingline Lender,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders

$170,000,000

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Sole Bookrunner

and

AMEGY BANK NATIONAL ASSOCIATION,

as Joint Lead Arranger and Syndication Agent

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS:

Exhibit A	Assignment and Assumption
Exhibit B	Pledge and Security Agreement
Exhibit C	Guaranty
Exhibit D	Compliance Certificate
Exhibit E	Notice of Borrowing
Exhibit F	Notice of Continuation or Conversion
Exhibit G-1	Form of Revolving Note
Exhibit G-2	Form of Swingline Note
Exhibit H-1	Notice of Mandatory Payment
Exhibit H-2	Notice of Optional Payment
Exhibit I-1	Form of U.S. Tax Compliance Certificate
Exhibit I-2	Form of U.S. Tax Compliance Certificate
Exhibit I-3	Form of U.S. Tax Compliance Certificate
Exhibit I-4	Form of U.S. Tax Compliance Certificate
Exhibit J	Form of Borrowing Base Certificate

SCHEDULES:

Schedule I	Pricing Schedule
Schedule II	Commitments, Notice Information
Schedule 4.1	Organizational Information
Schedule 4.5	Owned and Leased Real Property
Schedule 4.10	Environmental Conditions
Schedule 4.11	Subsidiaries
Schedule 5.7	Requirements for New Subsidiaries
Schedule 6.1	Permitted Debt
Schedule 6.2	Permitted Liens
Schedule 6.3	Permitted Investments
Schedule 6.10	Permitted Affiliate Transactions

-iv-

CREDIT AGREEMENT

This Credit Agreement dated as of May 2, 2014 (this “Agreement”) is among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below), and Wells Fargo Bank, National Association, as Administrative Agent (as defined below) for the Lenders, as Issuing Lender (as defined below) and as Swingline Lender (as defined below).

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1    Certain Defined Terms. As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Acquisition” means the purchase by any Credit Party of any business, division or enterprise, including (i) the purchase of associated assets or operations of, or (ii) the purchase of Equity Interests, or merger or consolidation with, any Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.16(a).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus  1⁄2 of 1.00% and (iii) a rate determined by the Administrative Agent equal to the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Section 8.1, and any successor agent pursuant to Section 8.6.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule II, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance by a Lender or the Swingline Lender to the Borrower as a part of a Borrowing.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.9(d).

“Applicable Period” has the meaning set forth in Section 2.9(d).

“Assignment and Assumption” means an Assignment and Assumption executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form set forth in Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swingline Lender.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) any other Treasury Management Arrangements.

“Banking Services Obligations” means any and all obligations of any Credit Party owing to the Banking Services Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to any Credit Party.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York or Texas, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Expenditures” means, for any Person and period of its determination, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected as property, plant, equipment or other similar fixed asset accounts on the balance sheet of such Person, but excluding any such expenditure made to restore, replace or rebuild Property to the condition of such Property immediately prior to any damage, loss, destruction or condemnation of such Property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with the terms hereof.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender, Swingline Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Advances, cash or deposit account balances or, if the Administrative Agent, the Swingline Lender and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Lender and the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries, including by process of eminent domain or any Disposition of property in lieu of condemnation.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, analogous state and local laws, and all rules and regulations and legally enforceable requirements promulgated thereunder, in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Change in Control” means the occurrence of any of the following events: (a) prior to the closing of the Offering, (i) SCF ceases to own, directly or indirectly, more than forty percent (40%) of the Voting Securities of the Borrower or (ii) SCF and Prior Owners jointly cease to own more than fifty percent (50%) of the Voting Securities of the Borrower, and (b) after the closing of the Offering (i) any “person” or “group” (as such terms are used in Sections 13(d) and

14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than SCF becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (ii) during any period of 12 consecutive months that occurs after the closing of an Offering, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any Legal Requirements, (b) any change in any Legal Requirement or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Closing Date” means the date of this Agreement.

“Closing Date Acquisition Agreement” means the Membership Interest Purchase Agreement dated May 2, 2014 by and among RedZone Holdco, LLC, the sellers named therein and the Borrower.

“Closing Date Acquisition” means the acquisition by the Borrower on the Closing Date, either directly or indirectly, of 100% of the Equity Interests in RedZone.

“Closing Date EBITDA” means EBITDA for the twelve month period ended February 28, 2014 after giving pro forma effect to the Closing Date Acquisition.

“Closing Date Leverage Ratio” means, the ratio of (a) Funded Debt as of the Closing Date after giving pro forma effect to the Transactions, to (b) Closing Date EBITDA.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” (as defined in the Security Agreement) or similar terms used in the Security Documents.

“Commitment Fees” means the fees required under Section 2.8(a).

“Commitment Increase” has the meaning set forth in Section 2.16(a).

“Commitment” means, for each Lender, the obligation of each Lender to advance to the Borrower the amount set forth opposite such Lender’s name on Schedule II as its Commitment, or if such Lender has entered into any Assignment and Assumption or is an Increasing Lender or an Additional Lender, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(b)(i); provided that, on the Maturity Date, the Commitment for each Lender shall be zero. The initial aggregate Commitments on the Closing Date is $170,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning set forth in Section 9.9(b)(i).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5(b) and Section 2.5(c).

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Extension” means an Advance or a Letter of Credit Extension.

“Credit Parties” means the Borrower and the Guarantors.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase) but excluding trade accounts payable in the ordinary course of business and, in each case, either not past due for more than 90 days after the date on which such trade account payable was created or being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations do not include, for the avoidance of doubt, any obligations to issue Equity Interests in respect of warrants); (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Section 2.9(a), Section 2.9(b), or Section 2.9(c), and (b) in the case of any other Obligation other than letter of credit fees, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.9(a), and (c) when used with respect to letter of credit fees, a rate equal to the Applicable Margin for Eurodollar Advances plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.17, any Lender that (a) (except, with regards to the funding of Swingline Advances, the Swingline Lender) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two Business Days of the date when due, (b) (except, with regards to the funding of Swingline Advances, the Swingline Lender) has notified the Borrower, the Administrative Agent or the Issuing Lender or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property; “Dispose” or similar terms shall have correlative meanings.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period, without duplication, (a) the Borrower’s consolidated Net Income for such period plus (b) to the extent deducted in determining such consolidated Net Income for such period, Interest Expense, Federal, state, local and foreign income taxes (including Texas franchise taxes), depreciation, amortization and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus (c) to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Transactions during such period plus (d) to the extent deducted in determining such consolidated Net Income for such period, reasonable non-recurring cash charges and expenses incurred in connection with Permitted Acquisitions during such period in an amount not to exceed such amount as agreed to between the Administrative Agent and the Borrower; plus (e) to the extent deducted in determining such consolidated Net Income for such period, equity-based compensation paid for such period; plus (f) to the extent deducted in determining such consolidated Net Income for such period, restructuring and other non-recurring expenses incurred during such period, including severance costs, costs associated with office or plant openings or closings and consolidation or relocation fees for such period up to a maximum of $2,000,000 in the aggregate; minus (g) all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions (including the Closing Date Acquisition) and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner reasonably acceptable to the Administrative Agent and with supporting documentation reasonably acceptable to the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.7(a)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.7(a)(iii)).

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required or issued under Environmental Law.

“Equity Funded Capital Expenditure” means Capital Expenditures that are fully funded solely with Equity Issuance Proceeds and were not applied in increasing EBITDA for purposes of Section 7.7.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower, including any such issuance upon the exercise of warrants to purchase equity by the holders thereof.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash proceeds and Liquid Investments received by the Borrower from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One-Month LIBOR).

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One-Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate” or other words of similar import, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the Administrative Agent during the continuance of an Event of Default, collectively (a) Certificated Equipment that does not constitute a Material Certificated Equipment, (c) deposit accounts, commodities accounts and securities accounts other than the Cash Collateral Accounts, and (d) any other Property with respect to which the Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property is excessive in relation to the value of the Lien to be afforded thereby.

“Excluded Properties” means all (a) fee owned and leased real property, (b) commercial tort claims, (c) letter of credit rights, (d) “Excluded Collateral” as defined in the Security Agreement, and (e) all property of any Foreign Subsidiary that is not a Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means any Responsible Officer of a Subsidiary who is, as part of his/her employment with such Subsidiary, in contact with any Responsible Officer of the Borrower regarding the business and operations of such Subsidiary on a regular basis.

“Existing Beckman Credit Agreement” means that certain Credit Agreement, dated as of July 31, 2012, by and among the Borrower, the financial institutions from time to time party thereto as lenders, and Amegy Bank National Association, as agent for such lenders, as amended from time to time prior to the Closing Date.

“Existing Credit Agreements” means, collectively, the Existing Beckman Credit Agreement and the Existing RedZone Credit Agreement.

“Existing Letter of Credit” means that certain standby letter of credit no. SC 8357 in the stated amount of $450,000 issued on July 25, 2013 by Amegy Bank National Association, in favor of Zurich American Insurance Company for the account of the Borrower.

“Existing RedZone Credit Agreement” means that certain Credit Agreement, dated as of June 5, 2013, by and among RedZone, the financial institutions from time to time party thereto as lenders, and Wells Fargo Bank, National Association, as agent for such lenders, as amended from time to time prior to the Closing Date.

“Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the Swingline subfacility provided by the Swingline Lender described in Section 2.4 and (c) the letter of credit subfacility provided by the Issuing Lender described in Section 2.3.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means, collectively, (i) that certain engagement letter dated as of April 7, 2014, among the Borrower and the Joint Lead Arrangers, and (ii) that certain fee letter dated as of April 7, 2014 between the Borrower and Wells Fargo.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary.

“Flood Laws” shall have the meaning set forth in Section 9.21.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Borrower that is not a United States person within the meaning of Section 7701(a)(30) of the Code, provided, however that any Subsidiary that is disregarded for U.S. Federal income tax purposes and the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary shall be deemed not to be a “Foreign Subsidiary”.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, as to the Borrower and its consolidated Subsidiaries, without duplication:

(a)    all Debt of such Person of the type described in clauses (a), (b), (c), (d) and (f) of the definition of “Debt” but excluding any Debt permitted under Section 6.1(j);

(b)    all Debt of such Person of the type described in clause (e) of the definition of “Debt” other than (i) trade accounts payable incurred in the ordinary course of business, and (ii) contingent obligations of such Person to pay the deferred purchase price of property to the extent, and only to the extent, (A) such obligations are contingent and (B) with respect to earn-out obligations, the amount of such earn-out obligations is not known and payable;

(c)    all Debt of such Person of the type described in clause (h) of the definition of “Debt”;

(d)    all Debt of such Person of the type described in clause (i) of the definition of “Debt”, but only to the extent such Debt is of the type included in clause (a) - (c) above;

(e)    all Debt of such Person of the type described in clause (j) of the definition of “Debt” but only in respect of Debt of any other Person (other than the Borrower or a Subsidiary) of the type included in clauses (a) - (d) above; and

(f)    all Debt of others of the type included in clauses (a) - (e) above secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“G&A Payments” means cash payments to SCF for payment of (a) any Credit Party’s contractually allocable share of the accounting, legal and other general and administrative expenses incurred in the ordinary course of business by SCF as a result of the general and administrative functions performed on behalf of any Credit Party, (b) management fees, and (c) reimbursement for third-party cash charges or other third-party expenses incurred on behalf of the Borrower or any Guarantor in connection with the Transactions or any Acquisition.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means any Person that now or hereafter executes the Guaranty or a joinder or supplement to the Guaranty, including each of the Subsidiaries of the Borrower as of the Closing Date; provided, that a Foreign Subsidiary will only become a Guarantor if such guarantee would not have an adverse federal income tax consequence for the Borrower.

“Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit C, among the Guarantors and the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

“Hedge Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Increase Date” shall have the meaning assigned to such term in Section 2.16(b).

“Increasing Lender” shall have the meaning assigned to such term in Section 2.16(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.1(b).

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the four fiscal quarter period ending on such date to (b) Interest Expense for such period.

“Interest Expense” means, for any period, total interest expense net of gross interest income (i) prior to the Closing Date, of RedZone and the Borrower and its Subsidiaries for such period and (ii) after the Closing Date, of the Borrower and its Subsidiaries for such period, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases; provided that, notwithstanding any changes in GAAP resulting from the implementation of lease accounting rules after the Closing Date, no lease payments shall be treated as “Interest Expense” to the extent that such lease payments would not have been treated as “Interest Expense” prior to such change in GAAP), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5. The duration of each such Interest Period shall be one, three, or six months, in each case as the Borrower may select, provided that:

(g)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(h)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(i)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(j)    the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or purchase or other acquisition of any Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 4.21.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means, as the case may be, (i) Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement and (ii) solely with respect to the Existing Letter of Credit, Amegy Bank National Association.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC and Amegy Bank National Association, in their respective capacities as Joint Lead Arrangers.

“Joint Venture” means, with respect to any Person (the “holder”) at any date, any incorporated, formed or organized corporation, limited liability company, partnership, association or other entity, a less than a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein to any “Joint Venture” or “Joint Ventures” means a Joint Venture or Joint Ventures of the Borrower.

“Legal Requirement” means any law, statute, treaty ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

“Lender Parties” means Lenders, the Issuing Lender, the Swingline Lender and the Administrative Agent.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.15 or Section 2.16, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” references the Revolving Lenders and the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued by the Issuing Lender for the account of the Borrower or any Guarantor pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

“Letter of Credit Application” the Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and any applicable Subsidiary and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, the Letter of Credit Reimbursement Agreements, and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Maximum Amount” means $25,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Letter of Credit Reimbursement Agreement” means the Issuing Lender’s standard form letter of credit reimbursement agreement for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Termination Date” means the 5th Business Day prior to the Maturity Date.

“Leverage Ratio” means, as of each fiscal quarter end, the ratio of (a) the Funded Debt as of the last day of such fiscal quarter to (b) EBITDA for the four quarter period then ended.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) an amount equal to (i) the aggregate Commitments in effect on such date, minus (ii) the Revolving Outstandings on such date, plus (b) readily and immediately available cash held in deposit accounts of any Credit Party in the United States (other than the Cash Collateral Account) on such date; provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to Security Documents and the Liens described in Section 6.2(h).

“Majority Lenders” means (a) other than as provided in clause (b) or (c) below, three or more Revolving Lenders holding greater than 50% of the sum of (i) the aggregate unfunded Commitments at such time plus (ii) the aggregate unpaid principal amount of the Revolving Advances (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17) and Swingline Advances being deemed “held” by such Lender for purposes of this definition); (b) at any time where there are only two Revolving Lenders, both Revolving Lenders; and (c) at any time when there is only one Revolving Lender, such Revolving Lender; provided that, in any event, if there are two or more Revolving Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Revolving Lenders are Defaulting Lenders.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) on the validity or enforceability of any Credit Document or any right or remedy of any Secured Party under any Credit Document.

“Material Certificated Equipment” means (a) as to any Certificated Equipment owned by a Credit Party on the Closing Date or indirectly acquired after the Closing Date as part of an Acquisition of a Subsidiary, such Certificated Equipment having an OLV of greater than $75,000 individually, and (b) as to any Certificated Equipment directly acquired by a Credit Party after the Closing Date, such Certificated Equipment acquired with a purchase price greater than $75,000 individually.

“Material Real Property” means, as of any date of determination, any real property owned by the Borrower or any Domestic Subsidiary that (a) has a net book value equal to or greater than 10% of the aggregate net book value of the Borrower’s and the Domestic Subsidiaries’ property, plant and equipment or (b) when taken together with all other real property owned by the Borrower or any Domestic Subsidiary has an aggregate net book value equal to or greater than 10% of the aggregate net book value of the Borrower’s and the Domestic Subsidiaries’ property, plant and equipment.

“Maturity Date” means the earlier of (a) May 2, 2019, and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(b)(i) or Article VII.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time; plus (b) the Revolving Outstandings held by such Lender at such time (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17) and Swingline Advances being deemed “held” by such Lender for purposes of this definition).

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to the sum of (i) 104% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) 100% of the Fronting Exposure of the Swingline Lender with respect to Swingline Sublimit Amount, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other Disposition of capital assets (such term to include all fixed assets and all securities), and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP. For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver or amendment which (a) requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender at such time.

“Nonordinary Course Asset Sale” means any Disposition made by the Borrower or any Subsidiary (a) of any division of the Borrower or any Subsidiary, (b) of an Equity Interest in any Subsidiary by the Borrower or any Subsidiary or (c) outside the ordinary course of business of any assets of the Borrower or any Subsidiary, whether in a single transaction or related series of transactions.

“Notes” means the Revolving Notes and the Swingline Note.

“Notice” shall have the meaning set forth in Section 9.9(b)(ii).

“Notice of Borrowing” means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“Notice of Mandatory Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit H-1.

“Notice of Optional Payment” means a notice of payment signed by a Responsible Officer of the Borrower in substantially the same form as Exhibit H-2.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swingline Lender, the Issuing Lender, or the Administrative

Agent under this Agreement and the Credit Documents, including the Letter of Credit Obligations and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offering” means a public offering and sale of Equity Interests in the Borrower.

“OLV” means with respect to any Property (a) the orderly liquidation value thereof as established by a written appraisal conducted by an industry recognized third party appraiser acceptable to Administrative Agent, and (b) if the orderly liquidation value as described in the preceding clause (a) is not available, then the book value thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” has the meaning assigned to such term in Section 9.7(c).

“Participant Register” has the meaning assigned to such term in Section 9.7(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that is permitted under Section 6.4.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” shall have the meaning set forth in Section 9.9(b)(i).

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Houston, Texas as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Prior Owners” means Winston/Bradford, LLC, Donald F. Schuh, Justin J. Schuh and Andrea D. Schuh.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, at any time with respect to any Revolving Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time, or (ii) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“RedZone” means RedZone Coil Tubing, LLC, a Texas limited liability company.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Removal Effective Date” has the meaning set forth in Section 8.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Resignation Effective Date” has the meaning set forth in Section 8.6(a).

“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, director of finance, controller, or vice president, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president, and if such Person is managed by members, then a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Revolving Lenders pursuant to Section 2.1(a) or Converted by each Revolving Lender to Revolving Advances of a different Type pursuant to Section 2.5(b).

“Revolving Lenders” means Lenders having a Commitment or if such Commitments have been terminated, Lenders that are owed Revolving Advances.

“Revolving Note” means a promissory note of the Borrower payable to a Lender and its registered assigns in the amount of such Lender’s Commitment, in substantially the same form as Exhibit G-1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“Revolving Outstandings” means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all Revolving Advances plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swingline Advances.

“Sanctions” means a sanction or sanctions program administered or enforced by OFAC, the U.S. Department of State, United Nations Security Council, European Union or Her Majesty’s Treasury, including the sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Country” means a country subject of Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (e) a Person that is otherwise the subject of any Sanctions, or (f) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or a Sanctioned Person, or (iii) a Person resident, located or organized in a Sanctioned Country.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“SCF” means SCF-VII, L.P., a Delaware limited partnership.

“SEC” means, the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of such Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations and (c) the Swap Obligations (other than Excluded Swap Obligations).

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, the Swap Counterparties and Banking Services Providers.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit B.

“Security Documents” means the Security Agreement and any and all other instruments, documents or agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Security Termination” has the meaning set forth in Section 8.7(b).

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subject Lender” has the meaning set forth in Section 2.15(b).

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means any counterparty to a Hedging Arrangement with any Credit Party; provided that (a) such counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Arrangement is entered into or (b) such Hedging Arrangement was entered into prior to the Closing Date and such counterparty was a Lender or an Affiliate of a Lender on the Closing Date.

“Swap Obligations” means the obligations of any Credit Party owing to any Swap Counterparty under any Hedging Arrangement; provided that (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a

Lender and (b) if a Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the time such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder.

“Swap Termination Value” means, in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).

“Swingline Advance” means an advance by the Swingline Lender to the Borrower as part of a Swingline Borrowing.

“Swingline Borrowing” means the Borrowing consisting of a Swingline Advance made by the Swingline Lender pursuant to Section 2.4 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swingline Lender” means Wells Fargo or any other Lender that agrees to act as a “Swingline Lender” hereunder at the request of the Borrower so long as either (a) such Lender is also then the Administrative Agent or (b) such new Swingline Lender is appointed pursuant to Section 8.6(d).

“Swingline Note” means the promissory note made by the Borrower payable to the Swingline Lender, in substantially the same form as Exhibit G-2, evidencing the indebtedness of the Borrower to the Swingline Lender resulting from Swingline Advances made by the Swingline Lender.

“Swingline Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swingline Lender in accordance with such Autoborrow Agreement and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swingline Lender if no Default exists, and otherwise upon demand by the Swingline Lender and (ii) the Maturity Date.

“Swingline Sublimit Amount” means $25,000,000; provided that, on and after the Maturity Date, the Swingline Sublimit Amount for all purposes shall be zero.

“Tangible Net Assets” means (a) the consolidated net book value of all assets of the Borrower and its consolidated Subsidiaries minus (b) the consolidated net book value of all intangible assets of the Borrower and its consolidated Subsidiaries.

“Tax Group” has the meaning set forth in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement, (b) the consummation of the Closing Date Acquisition, (c) the payment in full of all outstanding obligations under the Existing Credit Agreements and (d) the payment of fees, commissions and expenses in connection with any of the foregoing.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, purchase card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, return items, controlled disbursement, lockbox, interstate depository network, account reconciliation and reporting and trade finance services and other cash management services.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.14.

“Voting Securities” means (a) with respect to any corporation, capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3    Accounting Terms; Changes in GAAP.

(a)    All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the audited financial statements delivered to the Administrative Agent for the fiscal year ended December 31, 2013 pursuant to Section 3.1(j)(iii), except as provided in Section 6.7.

(b)    Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the financial statements referred to in Section 4.4. For the avoidance of doubt, references in this Agreement or in any other Credit Document to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries (or subset thereof if expressly provided herein) which eliminate offsetting intercompany transactions.

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4    Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance or a Swingline Advance. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5    Other Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

CREDIT FACILITIES

Section 2.1    Commitments.

(a)    Revolving Commitment. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Business Day immediately preceding the Maturity Date; provided that after giving effect to such Revolving Advances, the Revolving Outstandings shall not exceed the aggregate Commitments in effect at such time. Each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Commitments. Within the limits of each Revolving Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.6, and reborrow under this Section 2.1(a).

(b)    Reduction of the Commitments.

(i)    Revolving Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable (subject to clause (y) below) notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that (x) each partial reduction shall be in the aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof and (y) a notice of complete termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Commitments pursuant to this Section shall be permanent, with no obligation of the Revolving Lenders to reinstate such Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced.

(ii)    Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Commitment, (B) the Non-Defaulting Lenders shall each have the option to accept an assignment of the Defaulting Lender’s Commitment pursuant to Section 2.15 in lieu of a termination of Commitments pursuant to this Section 2.1(b)(ii), (C) to the extent that the Non-Defaulting Lenders do not take an assignment as provided in the immediately preceding clause (B), the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Defaulting Lender’s capacity as a Revolving Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.17(a)(iii)), and letter of credit fees (subject to Section 2.17(a)(iii)) but specifically excluding any amounts owing under Section 2.11 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17), (D) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(b)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (E) such termination shall not be permitted if a Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and the Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Revolving Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Revolving Lender under Sections 2.12, 2.14, 8.4 and 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Revolving Lender” hereunder, (2) such Defaulting Lender’s Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Revolving Lender” except as to its obligations under Section 8.4(b) and Section 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Revolving Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Lender or any Lender

may have against such Defaulting Lender. Notwithstanding anything herein to the contrary, the Non-Defaulting Lenders’ option to take an assignment as provided in Section 2.1(b)(ii)(B) may be exercised by a Non-Defaulting Lender in its sole and absolute discretion and nothing contained herein shall obligate any Non-Defaulting Lender to take any such assignment.

(iii)    All notices for a complete termination under clause (i) above delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.2    Evidence of Indebtedness. The Advances made by each Lender, and the Swingline Advances made by the Swingline Lender, shall be evidenced by one or more accounts or records maintained by such Lender or the Swingline Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Swingline Lender and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders and Swingline Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Upon the request of the Swingline Lender to the Borrower, the Borrower shall execute and deliver to the Swingline Lender a Swingline Note which shall evidence the Swingline Advances to the Borrower in addition to such accounts or records. Each Lender and the Swingline Lender may attach schedules to such Notes and note thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, the Issuing Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender (other than the Issuing Lender) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Administrative Agent, the accounts and records maintained by an Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of such Issuing Lender shall control in the absence of manifest error.

Section 2.3    Letters of Credit.

(a)    Commitment for Letters of Credit. The Issuing Lender, the Lenders and the Borrower agree that effective as of the Closing Date, the Existing Letter of Credit

shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as a Letter of Credit.    Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the other Lenders set forth in this Section, the Issuing Lender agrees to, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Termination Date, issue, increase or extend the expiration date of Letters of Credit for the account of any Credit Party or Subsidiary thereof; provided that, in any event, no Letter of Credit will be issued, increased, or extended:

(i)    if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Commitments in effect at such time minus (2) the aggregate outstanding amount of Revolving Advances minus (3) the aggregate outstanding amount of Swingline Advances;

(ii)    unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) the Letter of Credit Termination Date; provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(b), the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 104% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond such termination date or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 104% of the Letter of Credit Exposure and (2) any such Letter of Credit with a one-year tenor (or shorter tenor) may expressly provide for an automatic extension of additional periods up to one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the Letter of Credit Termination Date;

(iii)    unless such Letter of Credit is (A) a standby letter of credit, or (B) with the consent of the Issuing Lender, a commercial letter of credit;

(iv)    unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v)    unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application and a Letter of Credit Reimbursement Agreement; provided that, if the terms of any Letter of Credit Application or Letter of Credit Reimbursement Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control;

(vi)    unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce;

(vii)    if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(viii)    if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender that are generally applicable to letters of credit;

(ix)    if such Letter of Credit is to be denominated in a currency other than Dollars;

(x)    if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract if the Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(xi)    any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s Fronting Exposure with respect to such Lender.

(b)    Requesting Letters of Credit. Each Letter of Credit Extension (other than the issuance of the Existing Letter of Credit which is deemed issued hereunder) shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Borrower to the Administrative Agent and the Issuing Lender by facsimile or other writing not later than 11:00 a.m. (Houston, Texas time) on the third Business Day before the proposed date of the Letter of Credit Extension. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be fully completed and shall specify the information required therein. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be irrevocable and binding on the Borrower.

(c)    Reimbursements for Letters of Credit; Funding of Participations.

(i)    In accordance with the related Letter of Credit Application, the Borrower, with respect to each Letter of Credit, agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Revolving Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the applicable Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Revolving Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Revolving Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Revolving Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the applicable Letter of Credit Application.

(ii)    Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.5 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.5, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Pro Rata Share of the amount of such Revolving Advance not later than 1:00 p.m. (Houston, Texas time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii)    If any such Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.3, then such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to Base Rate Advances and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv)    If at any time, the Commitments shall have expired or been terminated while any Letter of Credit Exposure is outstanding, then each Revolving Lender, at the sole option of the Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Pro Rata Share of the unpaid amount of the Borrower’s payment obligations under drawn Letters of Credit. The Issuing Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such applicable Lender of the amount of such participation, and such Lender will transfer to the Administrative Agent for the account of the Issuing Lender on the next Business Day following such notice, in immediately available funds, the amount of such participation. At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(v)    If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.3(c) is required to be returned under any of the circumstances described in Section 9.12 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal

Funds Rate in effect from time to time. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)    Participations. Upon the date of the issuance or increase of a Letter of Credit (including in the case of the Existing Letter of Credit, the deemed issuance with respect thereto on the Closing Date), the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e)    Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit Documents;

(ii)    any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii)    the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v)    payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f)    Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 104% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g)    Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)    the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)    the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)    payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)    any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE);

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court in a final, non-appealable finding rules were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)    Cash Collateral Account.

(i)    If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii)    Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists, then at the Borrower’s written request, the Administrative Agent shall promptly release any surplus funds held in the Cash Collateral Account above the sum of (x) 104% of the Letter of Credit Exposure and (y) each Defaulting Lender’s Pro Rata Share of outstanding Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders but only to the extent such funds were provided by the Borrower and not a Defaulting Lender.

(iii)    Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)    Defaulting Lender. At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)    Grant of Security Interest by Defaulting Lender; Agreement to Provide Cash Collateral. To the extent cash collateral is provided by any

Defaulting Lender, such Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below. Such Defaulting Lender shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent a first priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.3(i) or Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.3(i) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, (1) subject to Section 2.17, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (2) to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(j)    Letters of Credit Issued for any Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.4    Swingline Advances.

(a)    Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swingline Lender may, in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the Business Day immediately preceding the Maturity Date, make Swingline Advances to the Borrower which shall be due and payable on the Swingline Payment Date (except that no Swingline Advance may mature after the Maturity Date), and in an aggregate outstanding principal amount not to exceed the Swingline Sublimit Amount at any time; provided that (i) after giving effect to such Swingline Advance, the Revolving Outstandings shall not exceed the aggregate Commitments then in effect; (ii) no Swingline Advance shall be made by the Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance such conditions have been met; and (iii) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.4(a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swingline Advances and to refinance Swingline Advances as provided below and as provided in Section 2.17.

(b)    Evidence of Indebtedness. The indebtedness of the Borrower to the Swingline Lender resulting from Swingline Advances shall be evidenced as set forth in Section 2.2.

(c)    Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swingline Advances advanced by the Swingline Lender ever exceeds the Swingline Sublimit Amount, the Borrower shall, upon receipt of written notice of such condition from the Swingline Lender and to the extent of such excess, prepay to the Swingline Lender outstanding principal of the Swingline Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swingline Borrowing shall be made as provided in such AutoBorrow Agreement.

(d)    Refinancing of Swingline Advances.

(i)    With respect to the Swingline Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swingline Lender in connection with the Swingline Advances, the Borrower agrees to pay to the

Swingline Lender such amounts when due and payable to the Swingline Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swingline Lender any such amounts when due and payable to such Swingline Lender, the Swingline Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swingline Lender. Such Revolving Borrowing shall bear interest based upon the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Revolving Lenders, and each Revolving Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.5, or (C) a Default exists, make available such Lender’s ratable share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swingline Lender for application to such amounts owed to the Swingline Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swingline Lender to make such requests for Revolving Borrowings on behalf of the Borrower in accordance with this Section, and for the Revolving Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swingline Lender in satisfaction of such obligations. The Administrative Agent and each Revolving Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower.

Nothing herein is intended to release the Borrower’s obligations with respect to Swingline Advances, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.4(d) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement, the Swingline Note or any AutoBorrow Agreement.

(ii)    If at any time, the Commitments shall have expired or been terminated while any Swingline Advance is outstanding, each Revolving Lender, at the sole option of the Swingline Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Revolving Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Advance, in either case in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding aggregate principal balance of the Swingline Advances made by the Swingline Lender. The Swingline Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swingline Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Advance or participation.

(iii)    If any such Revolving Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.4, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at a per annum rate equal to the lesser of (A) the Federal Funds Rate for such day and for the first three days after such date and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Revolving Lender such Lender’s Revolving Advance or participating interest in a Swingline Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Revolving Lender’s obligation to make the Revolving Advance or purchase such participating interests pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swingline Advance, once so participated by any Revolving Lender, shall cease to be a Swingline Advance with respect to that amount for purposes of this Agreement, but shall continue to be Revolving Advances.

(e)    Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swingline Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in the clause (d) above, each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Lender given no later than 12:00 noon (Houston, Texas time) (or such later time as accepted by the Swingline Lender) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing sent via facsimile, facsimile or, unless otherwise required by the Administrative Agent or Swingline Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swingline Lender. The Swingline Lender will promptly make the Swingline Advance available to the Borrower at the Borrower’s account with the Swingline Lender.

(f)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Advances (provided that any failure of the Swingline Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Revolving Lender funds its Revolving Advance or risk participation pursuant to clause (d) above, interest in respect of such Lender’s Pro Rata Share of the Swingline Advances shall be solely for the account of the Swingline Lender.

(g)    Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Advances directly to the Swingline Lender.

(h)    Discretionary Nature of the Swingline Facility. Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the Swingline facility provided herein or in any AutoBorrow Agreement (i) is an uncommitted facility and the Swingline Lender may, but shall not be obligated to, make Swingline Advances, and (ii) may be terminated at any time by the Swingline Lender upon written notice to the Borrower.

Section 2.5    Borrowings; Procedures and Limitations.

(a)    Notice. Each Borrowing shall be made pursuant to the applicable Notice of Borrowing (other than the Borrowings to be made on the Closing Date and Swingline Advances) and given by the Borrower to Administrative Agent not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 11:00 a.m. (Houston, Texas time) on the Business Day of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail. The Borrowings to be made on the Closing Date shall be made pursuant to the applicable Notices of Borrowing given not later than 11:00 a.m. (Houston, Texas time) on the Closing Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail. Each Notice of Borrowing shall be by facsimile or by electronic mail (with a PDF file of the executed Notice of Borrowing attached), specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that, all Borrowings to be made on the Closing Date shall consist only of Base Rate Advance which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advances. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.9(b). Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in immediately available funds, such Lender’s Pro Rata Share of such

Borrowing. Promptly after the Administrative Agent’s receipt of such funds (but in any event, not later than 3:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing) and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b)    Conversions and Continuations. In order to elect to Convert or continue a Revolving Advance under this Section, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s Office no later than 11:00 a.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such continuation or Conversion shall be in writing or by facsimile or by electronic mail (with a PDF file of the executed Notice of Continuation or Conversion attached), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.9(b). For purposes other than the conditions set forth in Section 3.2, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)    Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)    at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Advances;

(ii)    without the consent of all of the Lenders, the Borrower may not select Eurodollar Advances for any Borrowing to be made, Converted or continued if an Event of Default has occurred and is continuing;

(iii)    if any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurodollar Advances, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) any obligation of such Lender to make, continue, or Convert to, Eurodollar Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation (1) would eliminate the restriction on such Lender described above, and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender;

(iv)    if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made, Converted or continued as a Base Rate Advance;

(v)    if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(vi)    if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances and, as to existing Advances, such Advances will be Converted into Base Rate Advances at the end of the Interest Period then in effect; and

(vii)    Swingline Advances may not be Converted or continued.

(d)    Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.3 or Section 2.4, shall be irrevocable and binding on the Borrower.

(e)    Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)    Funding by Lenders; Administrative Agent’s Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Advances, or prior to noon on the date of any Borrowing of Base Rate Advances, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by the Borrower, the Adjusted Base Rate plus the Applicable Margin, and (B) in the case of a payment to be made by such Lender, the lesser of (i) the Federal Funds Rate for such day and (ii) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

Section 2.6    Prepayments.

(a)    Right to Prepay. The Borrower shall not have any right to prepay any principal amount of any Advance except as provided in this Section 2.6. All notices given pursuant to this Section 2.6 shall be irrevocable and binding upon the Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(b)(iii). Each payment of any Advance pursuant to this Section 2.6 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.17.

(b)    Optional. The Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.11 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’, or (ii) in the case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, such Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof, (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (C) each optional prepayment of Swingline Advances shall be in a minimum amount not less than $100,000 and in multiple integrals of $50,000 in excess thereof, except as otherwise set forth in any AutoBorrow Agreement. If an AutoBorrow Agreement is in effect, each prepayment of Swingline Advances shall be made as provided in such AutoBorrow Agreement.

(c)    Mandatory. If an increase in the aggregate Commitments is effected as permitted under Section 2.16, the Borrower shall prepay any Revolving Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Pro Rata Shares of the Revolving Lenders arising from such increase. Any prepayment made by the Borrower in accordance with this Section 2.6(c) may be made with the proceeds of Revolving Advances made by all the applicable Revolving Lenders in connection such increase occurring simultaneously with the prepayment.

(d)    Interest; Costs. Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

Section 2.7    Repayment.

(a)    Revolving Advances. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Revolving Lender the aggregate outstanding principal amount of all Revolving Advances on the Maturity Date.

(b)    Swingline Advances. The Borrower hereby unconditionally promises to pay to the Swingline Lender (i) the aggregate outstanding principal amount of all Swingline Advances on each Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Swingline Advances outstanding on the Maturity Date.

Section 2.8    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee on the average daily amount by which (i) such Lender’s Commitment exceeds (ii) the sum of such Lender’s outstanding Revolving Advances plus such Lender’s Pro Rata Share of the Letter of Credit Exposure, at the per annum rate equal to the Applicable Margin for Commitment

Fees for such period. Such Commitment Fee is due on a quarterly basis in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2014, and on the Maturity Date. For the avoidance of doubt and for purposes of this Section 2.8(a) only, amounts advanced as Swingline Advances shall not reduce the amount of the unused Commitments.

(b)    Fees for Letters of Credit. The Borrower agrees to pay the following:

(i)    Subject to Section 2.17 and the remaining provisions of this clause (i), the Borrower agrees to pay, to the Administrative Agent for the pro rata benefit of the Revolving Lenders, a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Eurodollar Advances on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date. Notwithstanding the foregoing, (A) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all letter of credit fees under this clause (i) shall accrue, after as well as before judgment, at the Default Rate and (B) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) or Section 7.1(g)), upon the request of the Majority Lenders, all letter of credit fees under this clause (i) shall accrue, after as well as before judgment, at the Default Rate.

(ii)    The Borrower agrees to pay to the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $750.00, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(iii)    The Borrower agrees to pay the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c)    Other Fees. The Borrower agrees to pay the fees to the Administrative Agent and the Joint Lead Arrangers as set forth in the Fee Letter.

Section 2.9    Interest.

(a)    Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances, quarterly in arrears, on each March 31, June 30, September 30, and December 31 commencing on June 30, 2014, and on the Maturity Date.

(b)    Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Maturity Date.

(c)    Swingline Advances. Swingline Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swingline Lender. The Borrower shall pay all accrued but unpaid interest on each Swingline Advance to the Swingline Lender, quarterly in arrears, on each March 31, June 30, September 30, and December 31 commencing on June 30, 2014, and on the Maturity Date or such dates as otherwise agreed to between the Swingline Lender and the Borrower.

(d)    Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at the highest level set forth in Schedule I if the inaccuracy was the result of intentional dishonesty, fraud or willful misconduct of a Responsible Officer), and (iii) the Borrower shall promptly, without further action by the Administrative Agent, any Lender or the Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.9(d) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate of interest as set forth in Section 2.9(e) below or Article VII. The Borrower’s obligations under this Section 2.9(d) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(e)    Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) or Section 7.1(g)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.9(e) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

Section 2.10    Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11    Breakage Costs. Within 5 Business Days of demand made by any Lender to the Borrower (with a copy to the Administrative Agent) from time to time, such Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.17) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.15;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.11, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded. Any notice delivered by the Administrative Agent (including on behalf of any Lender providing such notice to the Administrative Agent) setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to Borrower and shall be conclusive and binding absent manifest error.

Section 2.12    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (or its applicable Lending Office) (except any reserve requirement included in the Eurodollar Rate) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender (or its applicable Lending Office) or on the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) or such other Recipient of making, Converting to, continuing or maintaining any loan or of maintaining its obligation to make or accept and purchase any such loan, or to increase the cost to such Lender , the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office), the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or such other Recipient, the Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company or any corporation controlling such Lender or the Issuing Lender, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swingline Advances held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies, the policies of the corporation controlling such Lender or the Issuing Lender, and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon written demand by such Lender or the Issuing Lender, as the case may be, the Borrower will pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Designation of a Different Lending Office. If any Lender requests compensation under this Section 2.12 then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.12 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.13    Payments and Computations.

(a)    Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in immediately available funds with interest thereon (which interest shall not be borne by the Borrower), for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of (i) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) the Maximum Rate. For the avoidance of doubt, the Borrower shall continue to be obligated to pay the otherwise applicable interest on such amounts as and when due under this Agreement. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Payment Procedures. The Borrower shall make each payment under this Agreement and under any other Credit Document not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Lending Office (or such other location as the Administrative Agent shall designate in writing to the Borrower) in immediately available funds and, as to payments of principal, accompanied by a Notice of Optional Payment or Notice of Mandatory Payment, as applicable, from the Borrower, with appropriate insertions and executed by a Responsible Officer of the Borrower. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender Party pursuant to Sections 2.4, 2.10, 2.11, 2.12, 2.14, 2.15, 8.4 and 9.1 and such other provisions herein which expressly provide for payments to a specific Lender Party, but after taking into account payments effected pursuant to Section 2.13(f))

in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to a specific Lender Party, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)    Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)    Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances based on the Adjusted Base Rate (other than Base Rate Advances based on the Federal Funds Rate or a Daily One-Month LIBOR) and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(f)    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary, or any Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.14    Taxes.

(a)    Issuing Lender. For purposes of this Section 2.14, the term “Lender” includes the Issuing Lender and the term “applicable Legal Requirement” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no Credit Party shall be required to indemnify any Recipient pursuant to this Section 2.14(d) for any Indemnified Taxes unless such Recipient makes written demand on the applicable Credit Party for indemnification no later than one year after the later of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes; provided further that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.14, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.15    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14 or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12 or a Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (ii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.5(c)(iii) or Section 2.10, (iii) any Lender is a Non-Consenting Lender, or (iv) any Lender is a Defaulting Lender (any such Lender described in the preceding clauses (i) – (iv), a “Subject Lender”), then (x) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by,

Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (y) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(A)    as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment processing and recordation fee specified in Section 9.7(a)(iv);

(B)    such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations and funded participations in outstanding Swingline Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11 other than in the case of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(D)    such assignment does not conflict with applicable Legal Requirements; and

(E)    in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.15 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15, the Borrower may terminate such Defaulting Lender’s applicable Commitments as provided in Section 2.1(b)(ii).

Section 2.16    Increase in Commitments.

(a)    At any time prior to the Business Day immediately preceding the Maturity Date, the Borrower may effectuate one or more increases in the Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $5,000,000, (ii) all Commitments and Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the corresponding type of Commitments and Advances except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, and (iii) the aggregate of all such Commitment Increases shall not exceed $50,000,000. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.16 to the Administrative Agent and the Lenders. This Section 2.16 shall not be construed to create any obligation on the Administrative Agent or any Lender to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b)    The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.6(c), (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (C) the pro forma compliance with the covenants in Section 6.16 and Section 6.17, after giving effect to such Commitment Increase, and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and/or Additional Lender and the Borrower.

(c)    Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the Advances shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

(d)    On any Increase Date, each Revolving Lender’s share of the applicable Letter of Credit Exposure on such date shall automatically be deemed to equal such Revolving Lender’s Pro Rata Share of such Letter of Credit Obligations (such Pro Rata Share for such Revolving Lender to be determined as of the Increase Date after giving effect to such Commitment Increase) without further action by any party.

Section 2.17    Defaulting Lender Provisions.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders”.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3(i) and the Swingline Lender’s Fronting Exposure, if any, with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s current or potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.3(i) and the Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender with respect to future Swingline Advances; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on the applicable pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swingline Advances are held by the Revolving Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    No Defaulting Lender shall be entitled to receive fees under Section 2.8(b)(i) or (ii), for any period during which that Lender is a Defaulting Lender, except to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3(i).

(C)    With respect to any fee under Section 2.8(b)(i) or (ii) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under any Legal Requirement, (x) first, within two Business Days, prepay Swingline Advances in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, within three Business Days, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.3(i).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Advances of the other Lenders or take such other actions as the Administrative

Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.17(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the above, the Borrower’s and the Administrative Agent’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower or the Administrative Agent against such Defaulting Lender under this Agreement, at law, in equity or by statute.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1    Conditions Precedent to Initial Borrowings and the Initial Letter of Credit. The obligations of each Lender to make the initial Advance and for the Issuing Lender to issue the initial Letters of Credit shall be subject to the conditions precedent that:

(a)    Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)    this Agreement and all attached Exhibits and Schedules and the Notes payable to each Lender requesting a Note;

(ii)    the Guaranty executed by the Borrower and all Subsidiaries existing on the Closing Date;

(iii)    the Security Agreement executed by the Borrower and each Subsidiary existing on the Closing Date, together with (A) appropriate UCC-1 financing statements and intellectual property security agreements, if any, necessary for filing with the appropriate authorities, (B) certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Borrower’s Subsidiaries required in connection with the Security Agreement, and (C) any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral;

(iv)    appropriate UCC and intellectual property search reports for the Borrower and its Subsidiaries reflecting no prior Liens (other than Permitted Liens) encumbering the properties of the Borrower and its Subsidiaries;

(v)    certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower’s and its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks as required by Section 5.3;

(vi)    a certificate from an authorized officer of the Borrower dated as of the Closing Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 have been met or waived;

(vii)    a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(viii)    certificates of good standing for each Credit Party in the state in which each such Person is organized, which certificates shall be (A) dated a date not earlier than 30 days prior to Closing Date or (B) otherwise effective on the Closing Date;

(ix)    legal opinions of (A) Vinson & Elkins LLP, as special counsel to the Credit Parties, (B) Miller, Canfield, Paddock and Stone, P.L.C., as Michigan counsel to the Credit Parties, (C) Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., as Oklahoma counsel to the Credit Parties, and (D) Dray, Dyekman, Reed & Healey P.C., as Wyoming counsel to the Credit Parties, each in form and substance reasonably acceptable to the Administrative Agent; and

(x)    such other documents, governmental certificates, agreements, and lien searches as any Lender Party may reasonably request.

(b)    Consents; Authorization; Conflicts. The Borrower shall have received any consents, permits, licenses and approvals of any Governmental Authority or any other Person and required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents other than immaterial consents, licenses or approvals the absence of which would not reasonably be expected to be adverse to any Secured Party. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c)    Representations and Warranties. The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Closing Date before and after giving effect to the initial Borrowing or issuance of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d)    Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Section 2.8(c) and Section 9.1(a) (other than legal fees) or any other provision of a Credit Document. The Borrower shall have paid the legal fees for the Administrative Agent’s counsel as required under Section 9.1 to the extent such fees have been invoiced at least two Business Days prior to the Closing Date.

(e)    Other Proceedings. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement, any other Credit Document, or any of the Transactions.

(f)    Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, and such other reports, audits or certifications as it may reasonably request.

(g)    Material Adverse Change. Since December 31, 2013, there shall not have occurred any event or circumstance that could reasonably be expected to result in a Material Adverse Change.

(h)    No Default. No Default shall have occurred and be continuing.

(i)    Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from the chief financial officer or such other officer acceptable to the Administrative Agent of the Borrower certifying that, after giving effect to the initial Borrowings made hereunder on the Closing Date and the other Transactions, the Credit Parties, taken as a whole, are Solvent.

(j)    Delivery of Financial Statements; Projections. The Administrative Agent shall have received (i) audited financial statements of RedZone for the fiscal years ending December 31, 2012 and December 31, 2013, (ii) audited consolidated financial statements of the Borrower for the fiscal year ending December 31, 2013, and (iii) unaudited financial statements of each of RedZone and the Borrower for each month of 2014 through February. The Administrative Agent shall have also received projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, after giving pro forma effect to the Transactions, which shall be quarterly for the first year after the Closing Date and annually thereafter through December 31, 2018.

(k)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by an authorized Responsible Officer of the Borrower.

(l)    Payment in Full of Existing Debt. Prior to, or concurrently with, the making of the initial Advances hereunder, all Debt, including Debt under the Existing Credit Agreements, of the Borrower and its Subsidiaries other than Permitted Debt shall have been paid in full and the Administrative Agent shall have received a “pay-off” letter (or such other evidence) in form and substance reasonably satisfactory to the Administrative Agent with respect to all such Debt being refinanced with the initial Advances to be made hereunder; and arrangements satisfactory to the Administrative Agent shall have been made with any Person holding any Lien securing any such Debt for the release and delivery of such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Debt.

(m)    USA Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(n)    Closing Date Leverage Ratio. The Closing Date Leverage Ratio shall be no greater than 2.75 to 1.00 and the Administrative Agent shall have received a duly completed certificate executed by a Responsible Officer of the Borrower setting forth a calculation of such Closing Date Leverage Ratio, in form and substance satisfactory to the Administrative Agent (including a reasonably detailed calculation of Closing Date EBITDA).

(o)    Pro Forma Structure. The pro forma capital and ownership structure and the equityholder arrangements of the Borrower and its Subsidiaries (and all agreements relating thereto), after giving pro forma effect to the Transactions, will be reasonably satisfactory to the Administrative Agent and the Lenders.

(p)    Compliance with Law. The Borrower and its Subsidiaries shall be in compliance with all Legal Requirements which are applicable to such Persons, including the operations, business or Property of such Persons, except in any case where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Change or affect the consummation or the legality of the Transactions.

(q)    Liquidity. The Administrative Agent shall have received evidence satisfactory to it that, after giving effect to the Transactions, Liquidity is greater than or equal to $15,000,000.

(r)    Material Contracts. The Administrative Agent shall have received copies of, and be reasonably satisfied with its review of, all material contracts of the Borrower and its Subsidiaries (including RedZone and its Subsidiaries, if any).

(s)    Closing Date Acquisition; Closing Date Acquisition Agreement. The Closing Date Acquisition shall have been, or shall contemporaneously with the Closing Date be, consummated in accordance with the terms and conditions of the Closing Date Acquisition Agreement without giving effect to any waiver, modification or consent by any party thereunder that is materially adverse to the interest of the Lenders (as reasonably determined by the Administrative Agent) unless approved by the Administrative Agent. The Administrative Agent shall have received (i) a copy of the Closing Date Acquisition Agreement and all exhibits and schedules thereto, certified by a Responsible Officer of the Borrower as being true, correct and complete copies thereof, and (ii) evidence in form and substance reasonably satisfactory to the Administrative Agent that all consents and approvals required pursuant to the terms of the Closing Date Acquisition Agreement have been obtained.

Section 3.2    Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to make any Credit Extension, the obligation of each Swingline Lender to make Swingline Advances, and any reallocation provided in Section 2.17, in each case, shall be subject to the further conditions precedent that on the date of such Borrowing, such Credit Extension or such reallocation:

(a)    Representations and Warranties. As of the date of the making of such Credit Extension, Borrowing or reallocation, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Borrowing, Credit Extension or reallocation, and the making of such Borrowing, Credit Extension or reallocation shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing or such Credit Extension, or the benefits of any reallocation, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

(b)    Event of Default. As of the date of each Borrowing, Credit Extension or reallocation, no Default or Event of Default shall exist, and the making of such Borrowing, Credit Extension, or reallocation would not cause a Default or Event of Default. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing or such Credit Extension or the benefits of any reallocation, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

(c)    Notice of Borrowing; Letter of Credit. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.5(a) or the Administrative Agent and the Issuing Lender shall have received a Letter of Credit Application in accordance with Section 2.3(b), as the case may be.

Section 3.3    Determinations Under Section 3.1 and Section 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 and Section 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Credit Extensions hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Credit Extensions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1    Organization. The Borrower and each of its Subsidiaries are duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. The Borrower and each of its Subsidiaries are authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Closing Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2    Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s organizational powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, of such Credit Party, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Credit Party, (d) do not contravene any Legal Requirement or any contractual restriction binding on or affecting such Credit Party except for immaterial laws or contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to be adverse to any Secured Party. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Borrower’s corporate powers, have been duly authorized by all necessary action, do not contravene (i) the Borrower’s certificate of incorporation, bylaws or other organizational documents, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3    Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4    Financial Condition.

(a)    The Borrower has delivered to the Lenders the financial statements identified in Section 3.1(j) and such financial statements were prepared in accordance with GAAP (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of the Persons covered thereby as of the respective dates thereof for the periods covered therein, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes. As of the Closing Date, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed in the most recent financial statements identified in Section 3.1(j) and for which adequate reserves have been made in accordance with GAAP or arising from the Transactions.

(b)    Since the Closing Date, after giving pro forma effect to the Transactions, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5    Ownership and Liens; Real Property. Each Credit Party (a) has good and marketable fee simple title to, or a valid leasehold interest or easement in, all Material Real Property, and good title to all material personal Property used in its business, and (b) none of the Property owned by the Borrower or a Subsidiary is subject to any Lien except Permitted Liens. As of the Closing Date, the Credit Parties do not own any real property other than that listed on Schedule 4.5 (none of which real property is Material Real Property) and all equipment owned by the Credit Parties and used in the Credit Parties’ business is located at real Property owned by the Credit Parties or is located at the locations listed on Schedule 4.5 (other than office equipment or equipment located on job sites or in transit).

Section 4.6    True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to any Lender Party for purposes of or in connection with this Agreement or any other Credit Document, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading as of the date such information is dated or certified. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished (it being recognized by the Lender Parties, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized).

Section 4.7    Litigation. There are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8    Compliance with Agreements.

(a)    Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirements the performance of or compliance with which could reasonably be expected to result in a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to result in a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to result in a Material Adverse Change.

(b)    No Default has occurred and is continuing.

Section 4.9    Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(j), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(i), and (f) neither the Borrower nor any member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being in reorganization or insolvent that could reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, neither the Borrower nor any Subsidiary has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 4.10    Environmental Condition. Except as set forth on Schedule 4.10:

(a)    Permits, Etc. The Borrower and each Subsidiary (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is and, during the relevant time periods specified under applicable statutes of limitation, has been in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to result in a Material Adverse Change.

(b)    Certain Liabilities. To the Borrower’s and each Subsidiary’s knowledge, none of the present or previously owned or operated Property of any Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other Response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any Subsidiary, wherever located, which could reasonably be expected to result in a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could result in a Material Adverse Change.

(c)    Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further material action is required under current applicable Environmental Law as to each Response or other restoration or remedial project required to be undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries pursuant to any Environmental Law, on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11    Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary (including any such Subsidiary formed or acquired subsequent to the Closing Date) has complied with the requirements of Section 5.6.

Section 4.12    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13    Taxes. Proper and accurate (in all material respects), all federal returns and all material state, local and foreign Tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary or any member of an affiliated group of the Borrower and such Subsidiaries as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) and other impositions (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. Neither the Borrower, nor any Subsidiary, nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes. Proper and accurate amounts have been withheld by the Borrower and each Subsidiary and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14    Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15    Use of Proceeds. The proceeds of the Advances and Letters of Credit will be used by the Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of purchasing or carrying margin stock (within the meaning of Regulation U) or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither proceeds of any Advance nor any Letter of Credit will be used to purchase or carry any margin stock in violation of Regulation T, U, or X.

Section 4.16    Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and its Subsidiaries, taken as a whole, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to result in a Material Adverse Change.

Section 4.17    Insurance. Each of the Borrower and its Subsidiaries carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.18    Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements. When such financing statements are filed in the offices noted therein, the Administrative Agent will have, for the benefit of the Secured Parties, a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements (excluding, for perfection purposes, the Excluded Perfection Collateral).

Section 4.19    OFAC; Anti-Terrorism. No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”), (c) is a Sanctioned Person, (d) has its assets located in a Sanctioned Person or a Sanctioned Country, or (e) derives revenues from investments in, or transactions with, any Sanctioned Person or Sanctioned Country. Each of the Borrower and its Subsidiaries is in compliance with each Legal Requirement not otherwise addressed above but relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted. Neither any Letter of Credit nor any part of the proceeds of the Advances (x) will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower and its Subsidiaries, or (y) will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent, the Issuing Lender or the Swingline Lender) of any Anti-Terrorism Laws or any Sanctions.

Section 4.20    Solvency. Upon consummation of the Closing Date Acquisition and before and after giving effect to the making of each Credit Extension, the Credit Parties are, when taken as a whole, Solvent.

Section 4.21    Intellectual Property; Licenses, Etc. Each Credit Party owns, or possesses the right to use, all of the trademarks, trademark rights, service marks, trade names, trade name rights, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses or that are material to the conduct of its business. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person in a manner that would reasonably be expected to result in a Material Adverse Change. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, against any Credit Party, or their use thereof, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to the Issuing Lender), each Credit Party agrees to comply with the following covenants.

Section 5.1    Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where failure to so qualify could not reasonably be expected to result in a Material Adverse Change. Nothing contained in this Section 5.1 shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2    Reporting.

(a)    Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower ending on or after December 31, 2014, (i) consolidated and consolidating balance sheets of the Borrower and its

Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of any independent certified public accountant of nationally or regionally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidated statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of the Borrower to the effect that such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP.

(b)    Quarterly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 60 days after the end of the fiscal quarter ending June 30, 2014 and thereafter within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2014), (i) a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year- end audit adjustments and the absence of footnotes.

(c)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and attaching thereto detailed supporting information for the calculations made thereunder.

(d)    Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, commencing with the fiscal year 2014, the Borrower shall provide to the Administrative Agent an annual budget consisting of projected balance sheets, income statements and cash flow statements for the immediately following fiscal year and reasonably detailed on a quarterly basis.

(e)    Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five Business Days after a Responsible Officer of any Credit Party obtains knowledge thereof, a notice of any Default or Event of Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and propose to take with respect thereto.

(f)    Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any material default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Debt in an amount in excess of $2,000,000.

(g)    Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Change.

(h)    Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Responsible Officer of a Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $2,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $2,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $2,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA which could reasonably result in the imposition of liability in excess of $2,000,000, or (iii) concerning the filing of a Lien (other than a Permitted Lien) upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located pursuant to any Environmental Law.

(i)    Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Credit Party obtains knowledge and which could reasonably be expected to result in a Material Adverse Change.

(j)    Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto.

(k)    Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(l)    Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA.

(m)    Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority, the modification, revocation or suspension of which could reasonably be expected to result in a Material Adverse Change.

(n)    Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, in any event, which could reasonably be expected to result in a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,000,000.

(o)    Management Letters; Other Accounting Reports. Promptly upon receipt thereof (to the extent permitted by the Borrower’s auditors), the Credit Parties shall provide to the Administrative Agent a copy of each “management letter” submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter.

(p)    Insurance Reports; Information to/from Insurer. Promptly, and in any event no later than sixty days, after each fiscal year end, the Credit Parties shall provide to the Administrative Agent copies of all notices of material claims, changes to policy limits or insurance coverage and such other information requested by the Administrative Agent.

(q)    SEC. In the event the Borrower becomes subject to SEC reporting requirements, (i) promptly after the same are available, the Credit Parties shall provide to the Administrative Agent copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (ii) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, the Credit Parties shall provide to the Administrative Agent copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof.

(r)    Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3    Insurance.

(a)    Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers.

(b)    Copies of all certificates of insurance for policies covering the property or business of the Borrower and its Subsidiaries, and endorsements and renewals thereof, shall be delivered by the Borrower to and retained by the Administrative Agent. At the request of the Administrative Agent, copies of such policies of insurance, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by the Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Administrative Agent. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as such insurance company may require and which is acceptable to the Administrative Agent) prior written notice to the Administrative Agent.

(c)    If at any time the area in which any real Property constituting Collateral (to the extent any “buildings” or “mobile home” (as defined in Regulation H of the Federal Reserve Board) is situated on real Property) is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each other Credit Party to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d)    Prior to the occurrence and continuance of an Event of Default, (i) up to $5,000,000 in the aggregate, of all proceeds of property insurance received by a Credit Party for the loss of Property which constitutes Collateral shall be paid directly to the applicable Credit Party to repair or replace the damaged or destroyed Property covered by such policy; provided that such Credit Party shall make such repair or replace such Property within 180 days from the receipt of such proceeds and (ii) the remaining amount of such proceeds and any amount of proceeds that were paid to such Credit Party as permitted under clause (i) above and not used toward the repair or replacement of such Property within the 180 days required under such clause (i), shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent to be, at the election of the Administrative Agent, (A) applied in accordance with Section 7.6(a) of this Agreement, whether or not the Secured Obligations are then due and payable, or (B) returned to such Credit Party to repair or replace the damaged or destroyed Property covered by such policy or to make such other Investments permitted under Section 6.3 of this Agreement.

(e)    After the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, all proceeds of insurance of any Credit Party, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6(b) of this Agreement, whether or not the Secured Obligations are then due and payable.

(f)    In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d) or clause (e), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each Credit Party shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4    Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with Legal Requirements (including Environmental Laws) which are applicable to such Person, including the operations, business or Property of such Person and maintain all related permits necessary for the ownership and operation of such Person’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.5    Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all material Taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any Tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6    Security. The Borrower agrees that at all times before Security Termination, the Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral as required below, subject to any permitted releases pursuant to the terms of this Agreement or the Security Documents, to secure the performance and payment of the Secured Obligations as set forth in the Security Documents. The Borrower shall, and shall cause each Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in the following Properties, whether now owned or hereafter acquired: (i) all Equity Interests issued by any Domestic Subsidiary and held by a Domestic Subsidiary; (ii) 65% of Voting Securities and 100% of Equity Interests that are not Voting Securities issued by First Tier Foreign Subsidiaries which are owned by the Borrower or any Domestic Subsidiary; and (iii) all other Properties of the Credit Parties and their respective Subsidiaries other than Excluded Properties. For the avoidance of doubt, notwithstanding the preceding provisions of this Section 5.6 or any other provisions of the Credit Documents, neither the Borrower nor any Domestic Subsidiary shall be required to grant any security interest in the Equity Interests of any Foreign Subsidiary except 65% of the outstanding Voting Securities and 100% of the Equity Interests that are not Voting Securities in any First Tier Foreign Subsidiary.

Section 5.7    New Subsidiaries. The Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule 5.7 attached hereto with respect to each Subsidiary created or acquired after the Closing Date to the extent required in Schedule 5.7.

Section 5.8    Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain in all material respects proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof (provided that, so long as no Event of Default has occurred and is continuing, the Lenders shall be entitled to only one such visit per year coordinated by the Administrative Agent).

Section 5.9    Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated material Property, taken as a whole, in good condition and repair, except for normal wear and tear; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to result in a Material Adverse Change.

Section 5.10    Further Assurances. Each Credit Party shall, and shall cause each Subsidiary to, cure promptly any defects in the execution and delivery of the Credit Documents. The Credit Parties hereby authorize the Administrative Agent to file any financing statements to the extent permitted by applicable Legal Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents. Each Credit Party at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon reasonable request by the Administrative Agent all such other documents, agreements and instruments to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings or to file any notices, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Section 5.11    Designation of Senior Debt. The Borrower shall, and shall cause each Subsidiary to, designate all Obligations as “designated senior indebtedness” under any subordinated note or indenture documents applicable to it, to the extent provided for therein.

Section 5.12    Certificated Equipment. For each item of Material Certificated Equipment that is not subject to a Permitted Lien securing purchase money Debt or Capital Leases and that is purchased by a Credit Party on or after the Closing Date, the Borrower shall cause to be delivered, within 45 days after the purchase thereof, a certificate of title for such equipment naming a Credit Party as the owner and noting the Administrative Agent as the holder of the first lien thereon.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to the Issuing Lender), each Credit Party agrees to comply with the following covenants:

Section 6.1    Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a)    (i) the Obligations and (ii) the Banking Services Obligations;

(b)    Debt existing on the date hereof and set forth in Schedule 6.1 and extensions, refinancings, refundings, replacements and renewals of any such Debt subject to the last sentence of this Section 6.1.

(c)    intercompany Debt incurred by any Credit Party owing to any other Credit Party;

(d)    purchase money debt or Capital Leases (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1, and including those set forth on Schedule 6.1) in an aggregate outstanding principal amount not to exceed $15,000,000 at any time;

(e)    Hedging Arrangements permitted under Section 6.15;

(f)    Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(g)    unsecured Debt of the Borrower evidenced by bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than one year after the Maturity Date, (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments which are customary with respect to such type of Debt and that are triggered upon change in control and sale of all or substantially all assets, (v) the aggregate amount of such Debt shall not exceed $100,000,000, and (vi) the agreements and instruments governing such Debt shall not contain (A) (i) any financial maintenance covenants that are more restrictive than those in this Agreement, or (ii) any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Borrower or any of its Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, (C) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), (D) any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Secured Obligations (as such Secured

Obligations may be amended, supplemented, modified, or amended and restated), or (E) any restrictions on the ability of any Subsidiary or the Borrower to incur Debt under this Agreement or any other Credit Document other than a restriction as to the outstanding principal amount of such Debt in excess of $220,000,000;

(h)    a guaranty of Debt so long as such underlying Debt is otherwise permitted under this Section 6.1; provided that, for the avoidance of doubt, such guaranty shall also be subject to the limitations of such underlying Debt;

(i)    Debt of the Borrower or any Subsidiary that is non-recourse to the Borrower and its Subsidiaries and that is assumed by such Person in connection with any Permitted Acquisition (or, if such Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto) and the refinancing and renewal thereof; provided, however, that (i) such Debt exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition, (ii) that such Debt is not recourse to the Borrower or any Subsidiary or any Property thereof prior to the date of such Permitted Acquisition, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (i) shall not exceed $10,000,000;

(j)    Debt arising from the financing of insurance premium of the Borrower or any Subsidiary, so long as (i) such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Debt is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (j) shall not exceed $10,000,000;

(k)    secured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the aggregate principal amount of such Debt shall not exceed $5,000,000 at any time and (ii) the Properties encumbered by any Lien securing such Debt shall not be Collateral, any Property that is required to be Collateral under Section 5.6;

(l)    unsecured Debt in respect of Investments permitted by Section 6.3(d), Section 6.3(e) and Section 6.3(n);

(m)    unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, the aggregate outstanding principal amount of Debt permitted under this clause (m) shall not exceed $20,000,000 at any time; and

(n)    Debt constituting earn-out obligations, contingent obligations or similar contingent obligations of the Borrower or any Subsidiary arising from or relating to the Closing Date Acquisition or a Permitted Acquisition.

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in this Section 6.1 shall be subject to the following conditions: (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced and (B) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Debt being renewed or refinance; provided that, the foregoing conditions are not, and shall not be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above, including the specific requirements under clause (j) above.

Section 6.2    Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a)    Liens securing the Secured Obligations pursuant to the Security Documents;

(b)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, landlord’s liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established in accordance with GAAP;

(c)    Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)    Liens for taxes, assessments, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;

(e)    Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds);

(f)    Liens arising from precautionary UCC financing statements regarding operating leases;

(g)    encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business;

(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i)    Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j)    judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(l)    Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(m)    Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(n)    Liens created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by the Borrower or any Subsidiary in the applicable Joint Venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(o)    Liens encumbering Property of the Borrower and its Subsidiaries which is not Collateral or Property required to be Collateral under Section 5.6 and securing Debt permitted under Section 6.1(k);

(p)    Liens on Property of a Person which becomes a Subsidiary after the date hereof, to the extent that (i) such Liens are in existence at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) the Debt secured by such Liens does not thereafter increase in amount and is permitted hereunder, and (iii) for the avoidance of doubt, such Liens encumber only such Property owned by such Person prior to such Person becoming a Subsidiary and proceeds thereof;

(q)    Liens existing as of the date hereof and set forth on Schedule 6.2; and

(r)    Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Debt of the type described in and permitted under Section 6.1(j); provided that such Liens shall encumber only the unearned premiums or other proceeds of the insurance financed thereby.

Section 6.3    Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any Investment other than the following (collectively, the “Permitted Investments”):

(a)    Investments in the form of trade credit to customers of the Borrower or its Subsidiaries arising in the ordinary course of business and represented by accounts from such customers;

(b)    Liquid Investments;

(c)    Investments made prior to the Closing Date as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than as a result of appreciation);

(d)    Investments in any Foreign Subsidiary (whether existing or newly formed or acquired) by a Credit Party; provided that, (i) the Borrower is in compliance with Section 5.6 as to such Subsidiary, if applicable, (ii) the aggregate amount of all such Investments permitted under this clause (d) does not exceed $10,000,000 (other than as a result of appreciation and other than to the extent funded with Equity Issuance Proceeds), and (iii) any such Investment that constitutes an Equity Interest or intercompany Debt shall become Collateral to the extent required by Section 5.6;

(e)    Investments by any Credit Party in any other Credit Party;

(f)    Investments in the form of Permitted Acquisitions; provided that, if such Permitted Acquisition involves a Subsidiary, such Acquisition otherwise complies with this Agreement, including Section 5.6 and Section 5.7;

(g)    creation of additional Domestic Subsidiaries in compliance with Section 5.6 and Section 5.7;

(h)    loans or advances to directors, officers and employees of the Borrower or any Subsidiary for expenses or other payments incident to such Person’s employment or association with the Borrower or any Subsidiary; provided that the aggregate outstanding amount of such advances and loans shall not exceed $2,500,000;

(i)    Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j)    Investments in the form of mergers and consolidations of the Borrower and its Subsidiaries in compliance with Section 6.7(a); provided that, if such Investment involves a Subsidiary, such Investment otherwise complies with this Agreement, including Section 5.6 and Section 5.7;

(k)    Capital Expenditures permitted under Section 6.18;

(l)    Investments made with Equity Issuance Proceeds so long as, within 12 months prior to the date such Investment is made, the Borrower has not cured any Event of Default in the manner contemplated by Section 7.7; and

(m)    other Investments in an aggregate outstanding amount not to exceed $10,000,000 (other than as a result of appreciation), during the term hereof.

For the avoidance of doubt, any Investment that also constitutes an Acquisition must be permitted under this Section 6.3 and under Section 6.4 below.

Section 6.4    Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make an Acquisition in a single transaction or related series of transactions other than:

(a)    mergers, amalgamations and consolidations permitted by Section 6.7(a);

(b)    the Closing Date Acquisition on the terms set forth in the Closing Date Acquisition Agreement;

(c)    an Acquisition that meets each of the following conditions: (i) no Default exists both before and after giving effect to such Acquisition; (ii) both before and after giving effect to such Acquisition, Liquidity is greater than or equal to $15,000,000; (iii) the Acquisition is from an unrelated third party or an arm’s-length basis for no more than fair market value and is not hostile; (iv) such Credit Party shall have provided not less than 15 days’ (or such shorter time period as consented to by the Administrative Agent in its sole discretion) prior written notice of such Acquisition to the Administrative Agent, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof; (v) if such Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person (or its successor in interest) shall become a direct or indirect Subsidiary of the Borrower; and if such Acquisition is an Acquisition of assets, the Acquisition is structured so that the Borrower or one of its direct or indirect Subsidiaries shall acquire such assets; and (vi) either (A) no more than 65% of the total consideration for such Acquisition will be funded with Revolving Advances or (B) after giving effect to such

Acquisition, the Borrower’s pro forma Leverage Ratio is less than or equal to the Leverage Ratio then required pursuant to Section 6.16 minus 0.25, and the Borrower has delivered to the Administrative Agent a Compliance Certificate evidencing such pro forma compliance duly executed by a Responsible Officer of the Borrower.

Section 6.5    Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith other than:

(a)    this Agreement and the Security Documents;

(b)    agreements governing Debt permitted by Section 6.1(d) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c)    agreements governing Debt permitted by Section 6.1(i) and (k) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.6 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations;

(d)    any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority, (ii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of a Borrower or a Subsidiary and customary provisions in other contracts restricting assignment thereof, or (iii) exists in any agreement in effect at the time a Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; and

(e)    any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to any Secured Party.

Section 6.6    Use of Proceeds; Use of Letters of Credit. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Revolving Advances for any purposes other than (i) to refinance or repay the advances and other obligations outstanding under the Existing Credit Agreements or any other Debt outstanding on the Closing Date, (ii) for the payment of fees and expenses related to the Transactions, (iii) for working capital purposes of the Borrower and any Subsidiary, (iv) to fund the Closing Date Acquisition, and (v) for other general corporate purposes of the Borrower and any Subsidiary, including Permitted Acquisitions; or (b) use the proceeds of the Swingline Advances or the Letters of Credit for any

purposes other than (i) working capital purposes of the Borrower and any Subsidiary or (ii) other general corporate purposes of the Borrower and any Subsidiary. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. No proceeds of any Advance or Letter of Credit shall be, directly or indirectly, used in any manner that would, after giving effect to such use, prevent the Borrower from making the representations and warranties provided in Section 4.19.

Section 6.7    Corporate Actions; Accounting Changes.

(a)    No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge, amalgamate, dissolve, liquidate or consolidate with or into any other Person after the Closing Date, except:

(i)    that the Borrower may merge with any of its Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity;

(ii)    that any Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder may merge, amalgamate or consolidate with any other Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder;

(iii)    any other merger, amalgamation or consolidation as part of a Permitted Acquisition under Section 6.4(c), subject to the conditions set forth therein; and

(iv)    any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided the assets of any such dissolving Subsidiary become owned by a Credit Party (or if such dissolving Subsidiary is not a Credit Party, by the Borrower or any Subsidiary); and provided further that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change. Any such Subsidiary may effect the same by merger, amalgamation or consolidation.

(b)    No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without at least 15 days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate its articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to be materially adverse to the Lenders, or (iii) change the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the

Borrower unless such changes are required to conform to GAAP or such changes are to conform the accounting practices among the Borrower and its Subsidiaries and notice of such changes have been delivered to the Administrative Agent prior to effecting such changes.

Section 6.8    Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make a Disposition other than:

(a)    Disposition by any Subsidiary (other than a Credit Party) of any of its Properties to any Credit Party; provided that, at the reasonable request of the Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(b)    Disposition by any Credit Party of any of its Properties to any other Credit Party; provided that at the reasonable request of the Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(c)    Disposition by any Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder of any of its Properties to any other Subsidiary that is not a Credit Party and is not required to become a Credit Party hereunder;

(d)    Sale of inventory in the ordinary course of business and Disposition of cash or Liquid Investments in the ordinary course of business;

(e)    Disposition of worn out, obsolete or surplus property in the ordinary course of business and the abandonment or other Disposition of patents, trademarks and copyrights that, in the reasonable judgment of the Borrower and its Subsidiaries, should be replaced or is no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(f)    mergers and consolidations in compliance with Section 6.7(a);

(g)    Permitted Investments;

(h)    assignments and licenses of patents, trademarks or copyrights of the Borrower and its Subsidiaries in the ordinary course of business;

(i)    Disposition of any assets required under Legal Requirements;

(j)    Dispositions of equipment, including Certificated Equipment, in the ordinary course of business the proceeds of which are reinvested in the acquisition of equipment of comparable value and type within 90 days and on which the Administrative Agent has an Acceptable Security Interest;

(k)    Dispositions of Equity Interests in a Joint Venture;

(l)    leases of real or personal property in the ordinary course of business; and

(m)    Disposition of Properties not otherwise permitted under the preceding clauses of this Section 6.8; provided that, such Disposition, taken together with all such other Dispositions completed since the Closing Date, does not exceed five percent (5%) of the Tangible Net Assets in the aggregate and calculated at the time of such subject Disposition.

Section 6.9    Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that:

(a)    the Subsidiaries may make Restricted Payments to the Borrower or any other Credit Party;

(b)    so long as no Default exists or would result from the making of such Restricted Payment, the Borrower or any Subsidiary may make cash Restricted Payments in an amount not to exceed $1,000,000 in any fiscal year to existing and former officers, directors, and employees of the Borrower or such Subsidiary; provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Person, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person; and

(c)    the Borrower and its Subsidiaries may make cash Restricted Payments so long as (i) no Default exists or would result from the making of such Restricted Payment, (ii) such Restricted Payment is made after December 31, 2014, (iii) the Borrower has not cured any Event of Default in the manner contemplated by Section 7.7 with respect to any of the previous four fiscal quarters ending prior to the fiscal quarter in which such Restricted Payment is made, and (iv) after giving effect to the making of such Restricted Payment (A) the pro forma Leverage Ratio would be less than or equal to 2.00 to 1.00; (B) the aggregate Commitments in effect on such date minus the Revolving Outstandings on such date are equal to or greater than $20,000,000, and (C) the aggregate amount of Restricted Payments made in any twelve-month period (“Subject Period”) does not exceed 50% of the Borrower’s EBITDA for the four fiscal quarter period ending immediately prior to such Subject Period.

Section 6.10    Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates that are not Credit Parties other than:

(a)    such transaction or series of transactions are arm’s length transactions entered into on terms that are not materially less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate;

(b)    the agreements described on Schedule 6.10; provided that the terms thereof may not be amended, supplemented or otherwise modified unless such amended, supplemented or otherwise modified terms complies with clause (a) above;

(c)    the Restricted Payments permitted under Section 6.9;

(d)    permitted Investments in the form of Equity Interests of Subsidiaries, including the purchase or acquisition thereof and capital contributions in connection therewith;

(e)    reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans); and

(f)    so long as no Default exists or would result from the making of such payment, the G&A Payments to SCF in an aggregate amount not to exceed $1,000,000 per fiscal year.

Section 6.11    Line of Business. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to, or a normal extension of, the Borrower’s and its Subsidiaries’ collective business as presently conducted, it being understood that any oilfield service business is reasonably related to such collective business.

Section 6.12    Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any material liability on the Lenders or the Administrative Agent.

Section 6.13    Compliance with ERISA. Except for matters that could not reasonably be expected to result in a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Legal Requirement, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14    Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, the Borrower and its Subsidiaries may effect such transactions with Property that is not Collateral so long as such transactions do not exceed $10,000,000 in the aggregate during the term hereof.

Section 6.15    Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations; provided that, for the avoidance of doubt, the Borrower or any Subsidiary may enter into Hedging Arrangements (A) to mitigate risk to which such Person has actual exposure, (B) to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.16    Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ending June 30, 2014, to be more than (a) 3.50 to 1.00 for each fiscal quarter ending on or prior to March 31, 2015, (b) 3.25 to 1.00 for each fiscal quarter ending after March 31, 2015 but on or prior to March 31, 2016, and (c) 3.00 to 1.00 for each fiscal quarter ending after March 31, 2016.

Section 6.17    Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ending June 30, 2014, to be less than 3.00 to 1.00.

Section 6.18    Capital Expenditures. No Credit Party shall, nor shall it permit any of its Subsidiaries to, cause the Capital Expenditures (other than Equity Funded Capital Expenditures or Capital Expenditures that constitute a Permitted Acquisition) expended by the Borrower or any of its Subsidiaries (a) in the fiscal year ending December 31, 2014, to exceed $60,000,000 in the aggregate, and (b) in each fiscal year ending after December 31, 2014, to exceed, in the aggregate, 75% of EBITDA for the immediately preceding fiscal year.

Section 6.19    Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, including the last sentence therein, (c) the payment of Debt described in Section 6.1(n), provided such payment shall be permitted only to the extent that (x) both before and after giving effect to the payment of such obligation, Liquidity is greater than or equal to $15,000,000, and (y) the Borrower’s pro forma Leverage Ratio is less than or equal to the Leverage Ratio then required pursuant to Section 6.16 minus 0.25 and the Borrower has delivered to the Administrative Agent a Compliance Certificate evidencing such pro forma compliance duly executed by a Responsible Officer of the Borrower or (d) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b).

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.1    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)    Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or under any AutoBorrow Agreement (other than the failure to pay such principal under such AutoBorrow Agreement which is fully satisfied with a Borrowing under Section 2.4(d)) or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b)    False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c)    Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(a), or Article VI of this Agreement or the corresponding covenants in the Guaranty; provided, however that any Event of Default under Section 6.16 is subject to cure as contemplated by Section 7.7 below; or (ii) any breach by any Credit Party of any other covenant or agreement contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days after the earliest of (A) the date any Responsible Officer of the Borrower has actual knowledge of such breach, (B) the date any Executive Officer of any Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to the Borrower by any Lender Party;

(d)    Guaranty. (i) Any material provision in the Guaranty shall at any time (before the Guaranty expires in accordance with its terms) and for any reason be determined by a court of competent jurisdiction to cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any Guarantor party thereto; (ii) any Guarantor shall deny in writing that it has any liability or obligation under the Guaranty; or (iii) any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)    Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest with respect to any Collateral having a fair market value, individually or in the aggregate, in excess of $2,500,000 (unless released or terminated pursuant to the terms of such Security Document) or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f)    Cross-Default. (i) The Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default (but excluding Debt owing to the Lenders hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower or its Subsidiaries which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default (but excluding Debt owing to the Lenders hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the Swap Termination Value that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)    Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Credit Party shall terminate its existence or dissolve or (ii) the Borrower or any Subsidiary (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)    Adverse Judgment. The Borrower or any of its Subsidiaries suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers have not denied, greater than $10,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)    Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expected to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $10,000,000;

(j)    Multiemployer Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $10,000,000;

(k)    Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on the Borrower or the Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.2); or

(l)    Change in Control. The occurrence of a Change in Control.

Section 7.2    Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a)    the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender and the Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 104% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document by appropriate proceedings.

Section 7.3    Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a)    the obligation of each Lender and the Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)    the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 104% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c)    the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document by appropriate proceedings.

Section 7.4    Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the Secured Obligations of any Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5    Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, the Administrative Agent, or the Issuing Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, the Administrative Agent, or the Issuing Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon any Credit Party shall entitle any Credit Party to similar notices or demands in the future.

Section 7.6    Application of Payments.

(a)    Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.6.

(b)    After Event of Default. If an Event of Default has occurred and is continuing, except as provided in Section 7.6(c) below, any amounts received or collected on account of the Secured Obligations shall be applied as determined by the Administrative Agent in its reasonable discretion to the Secured Obligations, or at the direction of the Majority Lenders, applied by the Administrative Agent in the following order and manner:

(i)    First, to payment of that portion of such Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.11, Section 2.12, and Section 2.14) payable by any Credit Party to the Administrative Agent in its capacity as such;

(ii)    Second, to payment of that portion of such Secured Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties in proportion to the amounts described in this clause Second payable to them;

(iii)    Third, to payment of that portion of such Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties and amounts payable under Article II), ratably among such Secured Parties in proportion to the amounts described in this clause Third payable to them;

(iv)    Fourth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(v)    Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations payable by any Credit Party (including obligations under Hedging Agreements with any Swap Counterparties and Banking Services Obligations) and allocated ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

(vi)    Sixth, to the remaining Secured Obligations owed by any Credit Party, allocated ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them; and

(vii)     Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. For purposes of this clause (b) “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be Swap Termination Value that would be required to be paid if such Hedging Arrangements were terminated at such time. Notwithstanding the foregoing, payments and collections received by the Administrative Agent from any Credit Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Credit Party’s Collateral shall not be applied to Excluded Swap Obligations with respect to any Credit Party, provided, however, that the Administrative Agent shall make such adjustments as it determines are appropriate with respect to payments and collections received from the other Credit Parties (or proceeds received in respect of such other Credit Parties’ Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.6 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations).

(c)    After Exercise of Remedies. After the exercise of remedies provided for in Section 7.2 (or after the Advances have automatically become immediately due and payable as set forth in Section 7.3), any amounts received or collected on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with clauses (i) – (vii) of Section 7.6(b) above.

Section 7.7    Equity Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under the covenant set forth in Section 6.16 and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the Borrower may sell or issue common Equity Interests of the Borrower to any of the Equity Interest holders (to the extent such transaction would not result in a Change in Control) and apply the Equity Issuance Proceeds thereof to increase EBITDA with respect to such applicable quarter (and include it as EBITDA in such quarter for any four fiscal quarter period included in such calculation); provided that (i) such Equity Issuance Proceeds are actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to such fiscal quarter hereunder and (ii) the amount of such Equity Issuance Proceeds included as EBITDA for any such fiscal quarter shall not exceed the amount necessary to cause the Leverage Ratio on a pro forma basis after giving effect to the cure provided herein, for any applicable period to be less than the then required levels under Section 6.16 minus 1.00. Subject to the terms set forth above and the terms in clause (b) and (c) below, upon (A) application of the Equity Issuance Proceeds as provided above within the ten (10) Business Day period described above in such amounts sufficient to cure the Events of Default under the covenant set forth in Section 6.16, and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer of the Borrower to the Administrative Agent reflecting compliance with Section 6.16, such Events of Default shall be deemed cured and no longer in existence.

(b)    The parties hereby acknowledge and agree that this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the Leverage Ratio covenant set forth in Section 6.16 and shall not result in any adjustment to any amounts (including, for the avoidance of doubt, any Debt that is prepaid or repaid with the Equity Issuance Proceeds or any determination of the Leverage Ratio for purposes of determining Applicable Margin) other than the amount of EBITDA referred to in Section 7.7(a) above for purposes of determining the Borrower’s compliance with Section 6.16.

(c)    In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in this Section 7.7 is made. Furthermore, the Borrower may not utilize more than five cures provided in this Section 7.7.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND ISSUING LENDER

Section 8.1    Appointment, Powers, and Immunities.

(a)    Appointment and Authority. Each Lender, the Swingline Lender and the Issuing Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lender.

(c)    Exculpatory Provisions. The Administrative Agent (which term as used in this Section 8.1(c) shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.1 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender, the Swingline Lender or the Issuing Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2    Reliance by Administrative Agent and Issuing Lender. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as

Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.4    Indemnification.

(a)    INDEMNITY OF ADMINISTRATIVE AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b)    INDEMNITY OF ISSUING LENDER. THE REVOLVING LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE REVOLVING ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE REVOLVING ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO REVOLVING LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limitation of the foregoing, each Revolving Lender agrees to reimburse the Issuing Lender promptly upon demand for its ratable share (determined as set forth above in this paragraph) of any out-of-pocket expenses (including counsel fees) incurred by the Issuing Lender in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Issuing Lender is not reimbursed for such by the Borrower.

Section 8.5    Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.6    Resignation of Administrative Agent, Issuing Lender or Swingline Lender.

(a)    The Administrative Agent and the Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to, as applicable, (i) appoint a successor Administrative Agent, and (ii) appoint a successor Issuing Lender, which shall be a Lender. If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lender, appoint a successor agent or issuing lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by an Administrative Agent or an Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any collateral security held by such Administrative Agent on behalf of the Lenders or an Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.1 and Section 2.3(g) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

(d)    The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Advances made by it prior to such resignation, but shall not be required to make any additional Swingline Advances. Upon such notice of resignation, the Borrower shall have the right to designate any other Revolving Lender as the Swingline Lender with the consent of such Lender so long as operational matters related to the funding of Advances under the Facility have been adequately addressed to the reasonable satisfaction of such new Swingline Lender and the Administrative Agent (if such new Swingline Lender and the Administrative Agent are not the same Person).

Section 8.7    Collateral Matters.

(a)    The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured

Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirement.

(b)    The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by such Administrative Agent upon any Collateral (a) upon the occurrence of each of the following (“Security Termination”): (1) termination of this Agreement, (2) termination of all Hedging Arrangements with Swap Counterparties (other than Hedging Arrangements as to which arrangements satisfactory to the applicable Swap Counterparty in its sole discretion have been made), (3) termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Issuing Lender have been made), and (4) the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to the Issuing Lender have been made) and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter (other than, for the avoidance of doubt, as a result of a transaction that is prohibited hereunder); or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under the Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement.

(c)    Upon request by an Administrative Agent at any time, the Secured Parties will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 8.7. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Secured Parties or any other Lender Party for any failure to monitor or maintain any portion of the Collateral.

(d)    Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Guaranty and under the Security Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.

(e)    By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 8.7.

Section 8.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents and Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Swingline Lender or Issuing Lender hereunder.

Section 8.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.8.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay, within 30 days of invoice, (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the

Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights, (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Advances or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Release of Hazardous Substance on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Claim related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such actions, suits, losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Legal Requirement, no Lender Party shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 9.1(b) above, to the extent covered thereby, is a claim of direct or actual damages and nothing contained in the foregoing sentence shall limit the Borrower’s indemnification obligations to the extent set forth in clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)    Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the aggregate Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(e)    Payments. All amounts due under this Section 9.1 shall, unless otherwise set forth above, be payable not later than 10 days after demand therefor.

(f)    Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each

Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Maximum Exposure Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Administrative Agent, Issuing Lender or Swingline Lender solely in its capacity as such, only the Lenders of the applicable Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought as set forth in this paragraph above), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (f) are subject to the provisions of Section 2.5(e).

Section 9.2    Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letter, any AutoBorrow Agreement, Letter of Credit Applications and Letter of Credit Reimbursement Agreements), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)    no amendment, waiver, or consent shall, unless in writing and signed by all the Revolving Lenders and the Borrower, (i) reduce the principal of, or interest on, the Revolving Advances (provided that, the consent of the Majority Lenders shall be sufficient to waive or reduce the increased portion of interest on the Revolving Advances resulting from Section 2.9(e)), or (ii) change the number of Revolving Lenders which shall be required for the Revolving Lenders to take any action hereunder or under any other Credit Document;

(b)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.2), (iii) increase the aggregate Commitments (except pursuant to Section 2.16), (iv) amend Section 2.13(f), Section 7.6, this Section 9.2, Section 9.7(a)(v) or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (v) release all or substantially all of the Guarantors from their respective obligations under the Guaranty except as specifically provided in the Credit Documents or release the Borrower from its obligations under the Guaranty, (vi) release all or substantially all of the Collateral except as permitted under Section 8.7(b), (vii) amend the definitions of “Majority Lenders”, or “Maximum Exposure Amount”, or (viii) amend the definitions of “Secured Parties”, “Secured Obligations” or “Collateral” in a manner materially adverse to any Secured Party;

(c)    no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly affected thereby, (i) postpone any date fixed for any interest, fees or other amounts payable hereunder or extend the Maturity Date, or (ii) subordinate payment of the Obligations to any other Indebtedness;

(d)    no Commitment of a Lender or any obligations of a Lender may be increased or extended without such Lender’s written consent;

(e)    no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(f)    no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document; and

(g)    no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Swingline Lender under this Agreement or any other Credit Document.

For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations.

Section 9.3    Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.4    Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. Without limiting the provisions hereof which expressly provide for the survival of obligations, all obligations of the Borrower or any other Credit Party provided for in Section 2.9(d), Section 2.11, Section 2.12, Section 2.14(d), and Section 9.1(a), (b), (c) and (e) and all of the obligations of the Lenders in Section 8.3, Section 8.4, Section 9.1(c) and Section 9.1(f) shall survive any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.

Section 9.5    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it.

Section 9.6    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party or pursuant to a transaction permitted under Section 6.7(a) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.7, (b) by way of participation in accordance with the provisions of Section 9.7(c), or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.7(e) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.7    Lender Assignments and Participations.

(a)    Assignment by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (a)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender; and

(C)    the consent of the Issuing Lender and Swingline Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances in

accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.14(c) and Section 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(b)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (b), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(c)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) – (d) of Section 9.2, Section 9.6 or clauses (a) or (b) of this Section 9.7 (that adversely affects such Participant). Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Section 2.11, Section 2.12 and Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(f) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Credit Documents (the “Participant Register”) and no Lender shall have any obligation to disclose any information contained in any Participant Register (including the identity of any Participant or any information relating to the Participant’s interests under this Agreement) except to the extent that such disclosure is necessary to ensure that the rights and obligations reflected in such register, or in any Register, are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (c), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d)    Limitations upon Participant Rights. A Participant (i) shall agree to be subject to the provisions of Section 2.15 as if it were an assignee under paragraph (a) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.14(g), in which case Section 2.14 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8    Confidentiality. Each Lender Party agrees to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, or advisor of any Lender Party or Affiliate of any Lender Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (f) that is or becomes available to the public or that is or becomes available to any Lender Party other than as a result of a disclosure by any other Lender Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lender Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or Governmental Authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Section 9.9    Notices, Etc.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule II; (ii) if to the Administrative Agent or Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule II; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications.

(i)    The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of an Administrative Agent, or any Person that is not an Affiliate of an Administrative Agent), such as IntraLinks, Debt Domain, Syndtrak or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or any Lender Party’s transmission of communications through the Platform.

(ii)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.10    Usury Not Intended. It is the intent of each Credit Party and each Lender Party in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lender Parties and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lender Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11    Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Administrative Agent for the account of the applicable Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by applicable Legal Requirement, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders, the Swingline Lender and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13    Governing Law. This Agreement, the Notes and the other Credit Documents (other than such Credit Documents which expressly provide otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

Section 9.14    Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR

ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE CREDIT PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.15    Waiver of Venue. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.14. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.16    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.17    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.17, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.17 constitute, and this Section 9.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.18    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.19    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.20    Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.21    Confirmation of Flood Policies and Procedures. Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Wells Fargo, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws; however, Wells Fargo reminds each Lender and Participant in the Facilities that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facilities) is responsible for assuring its own compliance with the flood insurance requirements.

Section 9.22    USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.23    Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

BECKMAN PRODUCTION SERVICES, INC.

By:	/s/ Ryan Liles
Name:	Ryan Liles
Title:	Vice President, Chief Financial Officer, Treasurer and Secretary

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Swingline Lender, an Issuing Lender and a Lender

By:	/s/ Philip C. Lauinger III
Name:	Philip C. Lauinger III
Title:	Managing Director

Signature Page to Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION
as an Issuing Lender and a Lender

By:	/s/ Blake Stoehr
Name:	Blake Stoehr
Title:	Senior Vice President

Signature Page to Credit Agreement

COMERICA BANK as a Lender

By:	/s/ Evan Elsca
Name:	Evan Elsca
Title:	Corporate Banking Officer

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION as a Lender

By:	/s/ Wadie C. Habiby
Name:	Wadie C. Habiby
Title:	Vice President, Corporate Banking

Signature Page to Credit Agreement

REGIONS BANK as a Lender

By:	/s/ Dennis M. Hansen
Name:	Dennis M. Hansen
Title:	Senior Vice President

Signature Page to Credit Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, swingline loans and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is][is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Assumption

3.	Borrower:	BECKMAN PRODUCTION SERVICES, INC.

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION

5.	Credit Agreement:	Credit Agreement dated May 2, 2014 among Borrower, the Lenders party thereto from time to time and Wells Fargo Bank, National Association, as Issuing Lender, Swingline Lender and Administrative Agent.
6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned[5]	Percentage Assigned of Commitment / Advances[6]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7.            Trade Date:                     7

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][8] [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Assumption

Consented to and Accepted:9

WELLS FARGO BANK, NATIONAL ASSOCIATION,

  as Swingline Lender, Issuing Lender and as Administrative Agent

By:
Name:
Title:

[Consented to:][10] BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Assumption

Annex 1

To Exhibit A – Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.7 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.7 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Form of Assignment and Assumption

EXHIBIT B

FORM OF PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of May 2, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is by and among BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower party hereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the ratable benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, this Security Agreement is entered into in connection with that certain Credit Agreement dated as of May 2, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender; and

WHEREAS, pursuant to the terms of the Credit Agreement, and in consideration of the credit extended by the Lenders to the Borrower and the letters of credit issued by the Issuing Lender for the account of the Borrower or any Subsidiary of the Borrower, the Grantors have executed and delivered the Guaranty; and

WHEREAS, as a condition precedent to the initial extension of credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from (i) the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) the Hedging Arrangements entered into by the Borrower or any other Credit Party with a Swap Counterparty, and (iii) the Banking Services provided by any of the Banking Services Providers to the Borrower or any other Credit Party, and each Grantor is willing to execute, deliver and perform its obligations under this Security Agreement to secure the Secured Obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

Exhibit B – Form of Pledge and Security Agreement

“Borrower” has the meaning set forth in the preamble.

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable Legal Requirement is required to be, evidenced by a certificate of title.

“Collateral” has the meaning set forth in Section 2.1(a).

“Collateral Account” has the meaning set forth in Section 4.3(b).

“Computer Hardware and Software Collateral” means (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form owned by a Grantor or leased or licensed to Grantor, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above owned by a Grantor or leased or licensed to a Grantor, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c), and (e) all rights with respect to all of the foregoing, including copyrights (including renewal rights) and trade secrets rights, contract rights of a Grantor with respect to all or any of the foregoing, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent (for the ratable benefit of the Secured Parties) to have “control” (as defined in the UCC) over certain Collateral.

“Copyright Collateral” means all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, including those copyright registrations or applications therefor set forth in Item C of Schedule III hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by such Grantor.

“Credit Agreement” has the meaning set forth in the first recital.

Exhibit B – Form of Pledge and Security Agreement

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Interest or other rights or interests constituting Collateral.

“Equipment” has the meaning set forth in Section 2.1(a)(i).

“Excluded Collateral” has the meaning set forth in Section 2.1(b).

“Excluded Contract” means any contract (and any contract rights arising thereunder) to which any of the Grantors is a party on the date hereof or which is entered into by any Grantor after the date hereof which complies with Section 6.5 of the Credit Agreement (and the provisions of which are not agreed to by a Grantor for the purposes of excluding such contract from the Lien granted hereunder), in any case to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction in existence on the date hereof or, as to contracts entered into after the date hereof, in existence in compliance with Section 6.5 of the Credit Agreement (and the provisions of which are not agreed to by a Grantor for the purposes of excluding such contract from the Lien granted hereunder), or (b) applicable Legal Requirement to which such Grantor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in, such Excluded Contract, then such contract (and any contract rights arising thereunder) shall cease to be an “Excluded Contract” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Contracts shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Foreign Stock” means the Equity Interests issued by Foreign Subsidiaries other than (a) 65% of the Voting Securities issued by a First Tier Foreign Subsidiary and (b) 100% of Equity Interests issued by a First Tier Foreign Subsidiary that are not Voting Securities.

“Excluded Governmental Approvals” means any Governmental Approval to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction or (b) applicable Legal Requirement to which such Grantor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the applicable Governmental Authority to the creation of a lien and security interest in, such Excluded Governmental Approval, then such Governmental Approval

Exhibit B – Form of Pledge and Security Agreement

shall cease to be an “Excluded Governmental Approval” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Governmental Approval shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded JV Equity Interests” means the Equity Interests owned by any Grantor in a Joint Venture to the extent (but only to the extent) (a) the organizational documents of such Joint Venture prohibit the granting of a Lien on such Equity Interests or (b) such Equity Interests of such Joint Venture are otherwise pledged as collateral to secure (i) obligations to the other holders of the Equity Interests in such Joint Venture (other than a holder that is a Subsidiary of the Borrower) or (ii) Debt of such Joint Venture that is non-recourse to any of the Credit Parties or to any of the Credit Parties’ Properties; provided however, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interest in such Joint Venture shall cease to be an “Excluded JV Equity Interest” and shall automatically be subject to the lien and security interest granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded JV Equity Interest shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above.

“Excluded PMSI Collateral” means any Property and proceeds thereof (including insurance proceeds) of a Grantor that is now or hereafter subject to a Lien securing purchase money debt or a Capital Lease obligation to the extent (and only to the extent) that (a) the Debt associated with such Lien is permitted under Section 6.1(d), (i) or (k) of the Credit Agreement, and (b) the documents evidencing such purchase money debt or Capital Lease obligation prohibit or restrict the granting of a Lien in such Property; provided, however, to the extent that either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect, then such Property and proceeds thereof shall cease to be “Excluded PMSI Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded PMSI Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Real Property” means all fee owned and leased real property (including all leases related thereto) of any Credit Party and all insurance proceeds thereof.

“Excluded Trademark Collateral” means all United States intent to use trademark applications with respect to which the grant of a security interest therein would impair the validity or enforceability of said intent to use trademark application under federal law; provided, however, to the extent that such applicable law is no longer in effect, then such trademark application shall cease to be an “Excluded Trademark Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor

Exhibit B – Form of Pledge and Security Agreement

from the sale, transfer or other disposition of Excluded Trademark Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Governmental Approval” has the meaning set forth in Section 2.1(a)(vi).

“Grantor” has the meaning set forth in the preamble.

“Indemnitee” has the meaning set forth in Section 6.3(a).

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Inventory” has the meaning set forth in Section 2.1(a)(ii).

“Lenders” has the meaning set forth in the first recital.

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including those patents and patent applications referred to in Item A of Schedule III hereto, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Pledged Interests” means all Equity Interests or other ownership interests of any Pledged Interests Issuer, including those described in Item A of Schedule I hereto; all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Interests Issuer” means each Person identified in Item A of Schedule I hereto as the issuer of the Pledged Interests identified opposite the name of such Person.

“Pledged Note Issuer” means each Person identified in Item B of Schedule I hereto as the issuer of the Pledged Notes identified opposite the name of such Person.

Exhibit B – Form of Pledge and Security Agreement

“Pledged Notes” means all promissory notes of any Pledged Note Issuer (each such note being payable to one or more Grantors) evidencing Debt incurred pursuant to Section 6.1(c) of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent delivered by any Grantor to the Administrative Agent as Pledged Property hereunder, as such promissory notes, in accordance with Section 7.3, are amended, modified or supplemented from time to time and together with any promissory note of any Pledged Note Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Property” means all Pledged Notes, Pledged Interests, all assignments of any amounts due or to become due with respect to the Pledged Interests, all other instruments which are now being delivered by any Grantor to the Administrative Agent or may from time to time hereafter be delivered by any Grantor to the Administrative Agent for the purpose of pledging under this Security Agreement or any other Credit Document, and all proceeds of any of the foregoing.

“Receivables” has the meaning set forth in Section 2.1(a)(iii).

“Related Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Security Agreement” has the meaning set forth in the preamble.

“Termination Date” means the date on which Security Termination occurs.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, including those trademarks referred to in Item B of Schedule III hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable, clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, and any patent applications in preparation for filing (all of the foregoing being collectively called a “Trade Secret”), including

Exhibit B – Form of Pledge and Security Agreement

all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3. UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

SECTION 1.4. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Security Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest.

(a)    Each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent, for the ratable benefit of each Secured Party, and hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Grantor, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):

(i) all equipment in all of its forms (including all drilling platforms and rigs and remotely operated vehicles, trenchers, and other equipment used by any Grantor, vehicles, motor vehicles, rolling stock, vessels, and aircraft) of such Grantor, wherever located, and all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors,

Exhibit B – Form of Pledge and Security Agreement

valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of the foregoing being the “Equipment”);

(ii) all inventory in all of its forms of such Grantor, wherever located, including (A) all oil, gas, or other hydrocarbons and all products and substances derived therefrom, all raw materials and work in process therefore, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (B) all documents of title covering any inventory, including work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business, (C) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), (D) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefore, and (E) any other item constituting “inventory” under the UCC (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

(iii) all accounts, money, payment intangibles, deposit accounts (including the Collateral Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, all rights constituting a right to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles of such Grantor, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(iv) all Intellectual Property Collateral of such Grantor;

(v) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, data bases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1(a);

Exhibit B – Form of Pledge and Security Agreement

(vi) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a “Governmental Approval”);

(vii) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Grantor against fluctuations in interest rates or currency exchange rates and all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect such Grantor against fluctuations in commodity prices (including any Hedging Arrangement);

(viii) to the extent not included in the foregoing, all bank accounts, investment property, fixtures, supporting obligations, and goods;

(ix) all Pledged Interests, Pledged Notes, and any other Pledged Property and all Distributions, interest, and other payments and rights with respect to such Pledged Property;

(x) (A) all policies of insurance now or hereafter held by or on behalf of such Grantor, including casualty, liability, key man life insurance, business interruption, foreign credit insurance, and any title insurance, (B) all proceeds of insurance, and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xi) all accessions, substitutions, replacements, products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in sub-clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) and proceeds deposited from time to time in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral);

(xii) any and all Liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or contract is granted hereunder;

(xiii) any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any Instrument, Chattel Paper, or contract, which are pledged hereunder; and

Exhibit B – Form of Pledge and Security Agreement

(xiv) all of such Grantor’s other property and rights of every kind and description and interests therein, including all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Accounts”, “Security Entitlements”, “Supporting Obligations” and “Uncertificated Securities” as such terms are defined in the UCC;

(b)    Notwithstanding anything to the contrary contained in Section 2.1(a) and other than to the extent set forth in this Section 2.1(b), the following property shall be excluded from the lien and security interest granted hereunder (and shall, as applicable, not be included as “Accounts”, “Certificated Securities”, “Chattel Paper”, “Collateral”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Accounts”, “Security Entitlements”, “Supporting Obligations” or “Uncertificated Securities” for purposes of this Security Agreement) (collectively, the “Excluded Collateral”):

(i)	commercial tort claims;

(ii)	letter of credit rights;

(iii)	Excluded Contracts;

(iv)	Excluded JV Equity Interests;

(v)	Excluded Governmental Approvals;

(vi)	Excluded PMSI Collateral;

(vii)	Excluded Real Property;

(viii)	Excluded Foreign Stock; and

(ix)	Excluded Trademark Collateral;

provided, however, that (x) the exclusion from the Lien and security interest granted by any Grantor hereunder of any Excluded Collateral shall not limit, restrict or impair the grant by such Grantor of the Lien and security interest in any accounts or receivables arising under any such Excluded Collateral or any payments due or to become due thereunder unless the conditions in effect which qualify such Property as Excluded Collateral applies with respect to such accounts and receivables and (y) any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Collateral shall constitute Collateral unless the conditions in effect which qualify such Property as Excluded Collateral applies with respect to such proceeds.

Exhibit B – Form of Pledge and Security Agreement

SECTION 2.2. Security for Obligations.

(a)    This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by each Grantor, secures the prompt and payment in full in cash and performance of all Secured Obligations.

(b)    Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

SECTION 2.3. Continuing Security Interest; Transfer of Advances; Reinstatement. This Security Agreement shall create continuing security interests in the Collateral and shall (a) except as otherwise provided in the Credit Agreement, remain in full force and effect until the Termination Date, (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective permitted successors, transferees and assigns, subject to the limitations as set forth in the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note or any Advance held by it as provided in Section 9.7 of the Credit Agreement, and any successor or assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 9.7 and Article 8 of the Credit Agreement. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

SECTION 2.4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements

Exhibit B – Form of Pledge and Security Agreement

included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.5. Delivery of Pledged Property; Instruments and Tangible Chattel Paper. All certificates or instruments representing or evidencing (i) all Pledged Interests and Pledged Notes and (ii) other Collateral consisting of Instruments and Tangible Chattel Paper individually, or collectively, evidencing amounts payable in excess of $2,000,000, shall be delivered to and held by or on behalf of (or in the case of the Pledged Notes, endorsed to the order of) the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank. To the extent any of the Collateral constitutes an “uncertificated security” (as defined in Section 8-102(a)(18) of the UCC) or a “security entitlement” (as defined in Section 8-102(a)(17) of the UCC), then at the Administrative Agent’s request and its determination that such Property is not Excluded Perfection Collateral, the applicable Grantor shall take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Agent (for the benefit of the Secured Parties) over such Collateral.

SECTION 2.6. Distributions on Pledged Interests. In the event that any Distribution with respect to any Pledged Interest pledged hereunder is permitted to be paid (in accordance with Section 6.9 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 6.9 of the Credit Agreement, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e).

SECTION 2.7. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Credit Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Credit Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations, (d) any reduction, limitation, impairment or termination of any Secured Obligations (except in the case of the occurrence of the Termination Date) for any reason, including any

Exhibit B – Form of Pledge and Security Agreement

claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Credit Document, (f) any addition, exchange or release of any Collateral of the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations, or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or any other Credit Party, any surety or any guarantor.

SECTION 2.8. Waiver of Subrogation. Until 91 days after the Termination Date, each Grantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against any Credit Party that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement or any other Credit Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any Credit Party or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence and the Termination Date shall not have occurred, then such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

SECTION 2.9. Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable law, proceed to realize its benefits under any of this Security Agreement or the other Credit Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, to the extent not prohibited by any Legal Requirement, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation that such Grantor might otherwise have had but for such action by such Secured Party.

Exhibit B – Form of Pledge and Security Agreement

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Advances thereunder and for the Issuing Lender to issue Letters of Credit thereunder, and to induce the Secured Parties to enter into Hedging Arrangements and Banking Services, each Grantor represents and warrants unto each Secured Party as set forth in this Article.

SECTION 3.1. Ownership, No Liens, etc. Such Grantor is the legal and beneficial owner of, and has good title to (and has full right and authority to pledge, grant and assign) the Collateral, free and clear of all Liens, except for any Lien that is a Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, Permitted Liens or as to which a termination statement relating to such UCC financing statement or other instrument has been duly authorized to be filed on the Closing Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations, and, except for (a) the proper filing of the applicable financing statements with the filing offices listed on Item A-1 of Schedule II attached hereto, (b) the recordation of security agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (c) taking possession of any Pledged Property with necessary endorsements, and (d) the notation of the Administrative Agent’s security interest on the certificate of title for Certificated Equipment that does not constitute Excluded Perfection Collateral, all filings and other actions necessary to perfect and protect such security interest in the Collateral (other than, as to perfection, any Excluded Perfection Collateral) have been duly taken and, subject to Permitted Liens, such security interest shall be a first priority security interest.

SECTION 3.2. As to Equity Interests of the Subsidiaries, Investment Property.

(a)    With respect to the Pledged Interests, all such Pledged Interests (i) other than with respect to Pledged Interests in limited liability companies and partnerships, are duly authorized and validly issued, fully paid and non-assessable, and (ii) unless otherwise noted on Schedule I, are represented by a certificate.

(b)    With respect to the Pledged Interests, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, or (ii) are held in a Securities Account, except, with respect to this clause (b), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c)    Such Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Closing Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d)    With respect to Uncertificated Securities constituting Collateral owned by such Grantor on the Closing Date, such Grantor has caused the Pledged Interests Issuer or other

Exhibit B – Form of Pledge and Security Agreement

issuer thereof either (i) to register the Administrative Agent as the registered owner of such security, or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such Pledged Interests Issuer or other issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(e)    The percentage of the issued and outstanding Pledged Interests of each Pledged Interests Issuer pledged by such Grantor hereunder is as set forth on Schedule I and the percentage of the total membership, partnership and/or other Equity Interests in the Pledged Interests Issuer is indicated on Schedule I, in each case, as such Schedule I may be supplemented from time to time pursuant to the terms hereof. All of the Pledged Interests constitute one hundred percent (100%) of such Grantor’s interest in the applicable Pledged Interests Issuer, except in the case of the Pledged Interests that are issued by First-Tier Foreign Subsidiaries with respect to which such Grantor has pledged (i) sixty-five percent (65%) of the outstanding Voting Securities issued by such First-Tier Foreign Subsidiaries and (ii) one hundred percent (100%) of all Equity Interests issued by such First-Tier Foreign Subsidiaries that are not Voting Securities, in any case, as indicated on Schedule I.

(f)    There are no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interests Issuer other than (i) as to Pledged Interests Issuers that are not Subsidiaries or (ii) such rights that constitute Collateral.

(g)    In the case of each Pledged Note, all of such Pledged Notes have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, and, as of the Closing Date, are not in default.

SECTION 3.3. Grantor’s Name, Location, etc.

(a)    Other than as otherwise permitted pursuant to any Credit Document, (i) the jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) as of the Closing Date or such later date on which such Grantor joins this Security Agreement, the place of business of such Grantor or, if such Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, is set forth in Item A-2 of Schedule II hereto, and (iii) such Grantor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

(b)    Within the past five years, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II hereto.

(c)    None of the Receivables in excess of $2,000,000 is evidenced by a promissory note or other instrument other than a promissory note or instrument that has been delivered to the Administrative Agent (with appropriate endorsements).

Exhibit B – Form of Pledge and Security Agreement

(d)    As of the Closing Date or such later date on which such Grantor joins this Security Agreement, the name set forth on the signature page attached hereto (or, if applicable, the signature page to the supplement document pursuant to which such Grantor joins this Security Agreement) is the true and correct legal name (as defined in the UCC) of such Grantor.

SECTION 3.4. Possession of Inventory; Control. Such Grantor has exclusive possession and control, subject to Permitted Liens, of the Equipment and Inventory, except as otherwise required, necessary or customary in the ordinary course of its business. Such Grantor has not consented to, and is otherwise unaware of, any Person (other than, if applicable, the Administrative Agent pursuant to Section 4.3(b) or Section 4.1(b)(i) hereof) having control (within the meaning of Section 9-104 or Section 8-106 of the UCC) over any Collateral, or any other interest in any of such Grantor’s rights in respect thereof other than, with respect to Deposit Accounts and Securities Accounts, as to Liens permitted under Section 6.2(c), (h), (i), (l) and (m) of the Credit Agreement.

SECTION 3.5. Pledged Property, Instruments and Tangible Chattel Paper. Such Grantor has, contemporaneously herewith, delivered (or will deliver as required herein) to the Administrative Agent possession of all originals of all certificates or instruments representing or evidencing (i) any Pledged Interests and Pledged Notes, and (ii) other Collateral consisting of Instruments and Tangible Chattel Paper individually, or collectively, evidencing amounts payable in excess of $2,000,000, owned or held by such Grantor (duly endorsed, in blank, if requested by the Administrative Agent).

SECTION 3.6. Intellectual Property Collateral. Such Grantor represents that except for any Patent Collateral, Trademark Collateral, and Copyright Collateral specified in Item A, Item B and Item C, respectively, of Schedule III hereto, and any and all Trade Secrets Collateral, as of the date hereof, such Grantor does not own and has no interests in any other Intellectual Property Collateral material to the operations or business of such Grantor, other than the Computer Hardware and Software Collateral. Such Grantor further represents and warrants that, with respect to all Intellectual Property Collateral material to the conduct of such Grantor’s business (a) such Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, (b) other than with respect to Intellectual Property Collateral licensed to it, such Grantor is the sole and exclusive owner of the right, title and interest in and to such Intellectual Property Collateral, subject to Permitted Liens, and, to such Grantor’s knowledge, no claim has been made that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party in any material respects, (c) such Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including recordations of any of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and, if requested by the Administrative Agent, in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office and, if requested by the Administrative Agent, in corresponding offices throughout the world, (d) such Grantor has taken all reasonable steps to safeguard its material Trade Secrets Collateral and to its knowledge none of such Trade Secrets Collateral of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor, the Borrower or any Subsidiary thereof, (e) to such Grantor’s knowledge, no third party is infringing upon any such

Exhibit B – Form of Pledge and Security Agreement

Intellectual Property Collateral owned or used by such Grantor in any material respect, or any of its respective licensees, (f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects its rights to own or use any such Intellectual Property Collateral, and (g) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any material portion of such Intellectual Property Collateral.

SECTION 3.7. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no Governmental Approval, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either (a) for the grant by such Grantor of the security interest granted hereby, (b) except with respect to the notation of the Administrative Agent’s security interest on the certificate of title for Certificated Equipment that does not constitute Excluded Perfection Collateral and Excluded Perfection Collateral, for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens) nature of such security interest (except with respect to the financing statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office) or the exercise by the Administrative Agent of its rights and remedies hereunder, or (c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except (i) with respect to any Pledged Interests, as may be required in connection with a disposition of such Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

SECTION 3.8. Best Interests. It is in the best interests of each Grantor to execute this Security Agreement in as much as such Grantor will, as a result of being the Borrower, or a Subsidiary of the Borrower, derive substantial direct and indirect benefits from (a) the Advances and other extensions of credit (including Letters of Credit) made from time to time to the Borrower or any other Grantor by the Lenders and the Issuing Lender pursuant to the Credit Agreement, (b) the Hedging Arrangements entered into with the Swap Counterparties, and (c) the Banking Services provided by the Banking Services Providers, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Advances and other extensions of credit pursuant to the Credit Agreement to the Borrower. Furthermore, such extensions of credit, Hedging Arrangements and Banking Services are (i) in furtherance of each Grantor’s corporate purposes, and (ii) necessary or convenient to the conduct, promotion or attainment of each Grantor’s business.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, it will perform, comply with and be bound by the obligations set forth below.

Exhibit B – Form of Pledge and Security Agreement

SECTION 4.1. As to Investment Property, etc.

(a)    Equity Interests of Subsidiaries. No Grantor shall allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii) with respect to any such Uncertificated Securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide in its organizational documents that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Subsidiary’s Equity Interests in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii) with respect to any such Equity Interests, and (iii) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (A) such Equity Interests are pledged and delivered to the Administrative Agent within 10 Business Days, and (B) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Property, in each case pursuant to the terms of this Security Agreement. No Grantor shall permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing (except as to Equity Interests issued by Subsidiaries that are not wholly-owned by one or more Credit Parties) or that entitle any Person to purchase any of the foregoing, and except for this Security Agreement or any other Credit Document, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Property.

(b)    Investment Property (other than Certificated Securities).

(i)    With respect to any Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor, such Grantor will, following (A) the occurrence and during the continuance of an Event of Default and (B) the request of the Administrative Agent, either (1) cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (2) transfer such Investment Property to intermediaries that have or will agree to execute such Control Agreements.

(ii)    With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) owned or held by any Grantor, such Grantor will (y) cause the Pledged Interests Issuer or other issuer of such securities to either (A) register the Administrative Agent as the registered owner thereof on the books and records of the issuer, or (B) execute a Control Agreement relating to such Investment Property pursuant to which the Pledged Interests Issuer or other issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor following the occurrence and during the continuance of an Event of Default, and (z) take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all other actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

Exhibit B – Form of Pledge and Security Agreement

(c)    Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Interests which are certificated (and all other certificated shares of Equity Interests constituting Collateral) delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. Each Grantor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral and will, from time to time upon the request of the Administrative Agent during the continuance of any Event of Default, promptly transfer any Pledged Interests or other shares of Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

(d)    Continuous Pledge. Each Grantor will (subject to the terms of the Credit Agreement and this Security Agreement) at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis all Pledged Property and all Distributions with respect thereto, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral (other than, as to perfection, Excluded Perfection Collateral). Each Grantor agrees that it will, no later than ten (10) Business Days following receipt thereof, deliver to the Administrative Agent possession of all originals of Pledged Property that it acquires following the Closing Date and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Property.

(e)    Voting Rights; Dividends, etc. Each Grantor agrees:

(i)    that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property, all interest principal and other cash payments on the Pledged Property and all Proceeds of the Pledged Property, in case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(ii)    if an Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(e)(ii),

(A) the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Interests, Investment Property or other Equity Interests constituting Collateral. EACH GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL SUCH EVENT OF

Exhibit B – Form of Pledge and Security Agreement

DEFAULT SHALL HAVE BEEN CURED OR WAIVED) EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL; AND

(B) promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in this Section 4.1(e), each Grantor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power, and is granted a proxy, with respect to any Equity Interests constituting Collateral. Administrative Agent shall, upon the written request of any Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power with respect to any such Equity Interests constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would violate any provision of the Credit Agreement or any other Credit Document (including this Security Agreement).

SECTION 4.2. As to Deposit Accounts. With respect to any Deposit Account owned or held by any Grantor, such Grantor will, following (a) the occurrence and continuance of an Event of Default and (b) the request of the Administrative Agent, either (i) cause the depositary bank maintaining such Deposit Account to execute a Control Agreement relating to such Deposit Account and the funds therein pursuant to which such depositary bank agrees to comply with the Administrative Agent’s instructions with respect to such Deposit Account without further consent by such Grantor, or (ii) transfer the funds in such Deposit Account to depositary banks that have or will agree to execute such Control Agreements and close such Deposit Account.

SECTION 4.3. As to Accounts.

(a)    Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b)    Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by any Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor (A) maintained with the Administrative Agent or (B) maintained at a depositary bank other than the Administrative Agent to which such Grantor, the Administrative Agent and the depositary bank have entered into a Control Agreement in form and substance acceptable to the Administrative Agent in its sole discretion providing that the depositary bank will comply with the instructions originated by the Administrative Agent directing disposition of the funds in the account without further consent by such Grantor (any

Exhibit B – Form of Pledge and Security Agreement

such Deposit Accounts, together with any other Deposit Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, a “Collateral Account,” and collectively, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c)    Following the delivery of notice pursuant to clause (b)(ii) during the continuance of an Event of Default, the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or in accordance with Section 7.6 of the Credit Agreement.

(d)    With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent after the occurrence and during the continuance of an Event of Default (unless otherwise agreed to by the Borrower and the Majority Lenders), and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account; provided that such withdrawals shall only be made during the existence of an Event of Default.

(e)    No Grantor shall adjust, settle, or compromise the amount or payment of any Receivable, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon; provided that, a Grantor may make such adjustments, settlements or compromises and release wholly or partly any account debtor or obligor thereof and allow any credit or discounts thereon so long as (i) such action is taken in the ordinary course of business, and (ii) such action is, in such Grantor’s good faith business judgment, advisable.

SECTION 4.4. As to Grantor’s Use of Collateral.

(a)    Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory held by such Grantor for such purpose, and use and consume any raw materials, work in process or materials held by such Grantor for such purpose, (ii) following the occurrence and during the continuance of an Event of Default, shall, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b)    At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of any Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

Exhibit B – Form of Pledge and Security Agreement

(c)    Upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d)    At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the applicable Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.5. As to Equipment and Inventory and Goods. Each Grantor agrees to take such action (or cause its Subsidiaries that are also Credit Parties to take such action), including endorsing certificates of title or executing applications for transfer of title, as is reasonably required by the Administrative Agent to enable it to properly perfect and protect its Lien on all Certificated Equipment that does not constitute Excluded Perfection Collateral and to transfer the same. Upon the occurrence and during the continuance of an Event of Default and if requested by the Administrative Agent, each Grantor agrees to take such action (or cause its Subsidiaries that are also Credit Parties to take such action), including endorsing certificates of title or executing applications for transfer of title, as is reasonably required by the Administrative Agent to enable it to properly perfect and protect its Lien on all Certificated Equipment that constitutes Excluded Perfection Collateral and to transfer the same. Each Grantor agrees to take such action (or cause its Subsidiaries that are also Credit Parties to take such action) as is reasonably requested by the Administrative Agent to enable it to properly perfect and protect its Lien on Equipment and Inventory and Goods (other than, as to perfection, Excluded Perfection Collateral) that such Grantor has transferred from a jurisdiction within the United States of America or its offshore waters to a jurisdiction outside of the United States of America or its offshore waters.

SECTION 4.6. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a)    such Grantor will not (i) do or fail to perform any act whereby any such Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable except upon the expiration of the life of the applicable patent, (ii) permit any of its licensees to (A) fail to continue to use any of such Trademark Collateral in order to maintain all of such Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all such Trademark Collateral, (C) fail to employ all of such Trademark Collateral registered with any federal or state, or if requested by the Administrative Agent, foreign authority with an appropriate notice of such registration, (D) knowingly adopt or use any other Trademark which is confusingly similar or a colorable imitation of any such Trademark Collateral, (E) use any such Trademark Collateral registered with any federal, state or if requested by the Administrative Agent, foreign authority except for the uses for which registration or application for registration of all of the

Exhibit B – Form of Pledge and Security Agreement

Trademark Collateral has been made, or (F) do or permit any act or knowingly omit to do any act whereby any such Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any such Copyright Collateral or any such Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor or in the case of Trade Secret Collateral, the publication of such information is customary in the ordinary course of business of such Grantor;

(b)    such Grantor shall promptly notify the Administrative Agent if it knows that any application or registration relating to any material item of such Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable (other than upon the expiration of the life of the applicable patent), or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or if requested by the Administrative Agent, any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any such Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c)    in no event will such Grantor or any of its agents, employees, designees or licensees file an application for the registration of any such material Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent (subject to the terms of the Credit Agreement), such Grantor shall execute and deliver all agreements, instruments and documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;

(d)    such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement), if requested by the Administrative Agent, any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, each such Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b) or to the extent such Grantor shall reasonably and in good faith determine is of immaterial economic value to such Grantor);

(e)    following the obtaining of an interest in any such Intellectual Property Collateral by such Grantor, such Grantor shall deliver a supplement to Schedule III identifying such new Intellectual Property Collateral; and

Exhibit B – Form of Pledge and Security Agreement

(f)    following the obtaining of an interest in any such Intellectual Property Collateral by such Grantor or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral.

SECTION 4.7. As to Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of $2,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the reasonable request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control (for the ratable benefit of Secured Parties) under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

SECTION 4.8. As to Certificated Equipment. Until the Administrative Agent exercises remedies upon the occurrence and during the continuance of an Event of Default and following the request of the Administrative Agent, the certificates of title with respect to Certificated Equipment that constitutes Excluded Perfection Collateral shall be maintained at the applicable Grantor’s offices.

SECTION 4.9. Trade Secrets. With respect to any patent applications in preparation for filing that comprise Trade Secret Collateral, Grantor shall have the right to assert its attorney-client privilege in such applications and not to disclose such applications unless and until an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, then at the request of the Administrative Agent, the Grantors shall deliver to the Administrative Agent any patent applications in preparation for filing and all documents and things embodying, incorporating or referring to inventions that in any way relate to such patent application.

SECTION 4.10. Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right,

Exhibit B – Form of Pledge and Security Agreement

title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral (other than, as to perfection, Excluded Perfection Collateral) subject to the terms hereof. Each Grantor agrees that, upon the acquisition after the date hereof by such Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral (other than, as to perfection, Excluded Perfection Collateral) or any part thereof as required by the Credit Documents. Without limiting the generality of the foregoing, each Grantor will:

(a)    from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, (i) promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent and (ii) if any Collateral shall be evidenced by an Instrument, negotiable Document, promissory note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, promissory note, Pledged Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

(b)    file (and hereby authorize the Administrative Agent to file) such financing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby; and

(c)    furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

The authorization contained in Section 4.10(b) above shall be irrevocable and continuing until the Termination Date. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

Exhibit B – Form of Pledge and Security Agreement

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL THE TERMINATION DATE.

SECTION 5.2. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, during the continuance of any Event of Default, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.3 hereof and Section 9.1 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession;

Exhibit B – Form of Pledge and Security Agreement

provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a)    The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) take possession of any Collateral not already in its possession without demand and without legal process, (ii) require any Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) subject to applicable law or agreements with landlords, bailees, or warehousemen, enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the applicable Grantor of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification; provided, however, that with respect to Collateral that is (x) perishable or threatens to decline speedily in value, or (y) is of a type customarily sold on a recognized market (including Investment Property), no notice of sale or disposition need be given. For purposes of this Article VI, notice of any intended sale or disposition of any Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email, and shall be deemed to have been “sent” upon deposit in the U.S. Mails with adequate postage properly affixed, upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)    Each Grantor that is or may become a fee estate owner of property where any Collateral is located (regardless of ownership thereof by any other Grantor) agrees and

Exhibit B – Form of Pledge and Security Agreement

acknowledges that (i) Administrative Agent may remove the Collateral or any part thereof from such property in accordance with statutory law appertaining thereto without objection, delay, hindrance or interference by such Grantor and in such case such Grantor will make no claim or demand whatsoever against the Collateral, (ii) it will (x) cooperate with Administrative Agent in its efforts to assemble and/or remove all of the Collateral located on such property; (y) permit Administrative Agent and its agents to enter upon such property and occupy the property at any or all times to conduct an auction or sale, and/or to inspect, audit, examine, safeguard, assemble, appraise, display, remove, maintain, prepare for sale or lease, repair, lease, transfer, auction and/or sell the Collateral; and (z) not hinder Administrative Agent’s actions in enforcing its security interest in the Collateral. Money damages may not be a sufficient remedy for a breach of this Section 6.1(b). In addition to all other remedies available hereunder, under any other Credit Document, at law or in equity, the Administrative Agent shall be entitled to seek, at such Grantor’s expense, equitable relief, including injunction and specific performance, without proof of actual damages.

(c)    Each Grantor agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Goods, Computer Hardware and Software Collateral, or Intellectual Property Collateral may be by lease or license of, in addition to the sale of, such Collateral. Each Grantor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition: (i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

(d)    All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Secured Obligations as set forth in Section 7.6 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

(e)    The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account, (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (v) endorse any checks, drafts, or other writings in the applicable Grantor’s name to allow collection of the Collateral, (vi) take control of any Proceeds of the Collateral, or (vii) execute (in the name, place and stead of the applicable Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

Exhibit B – Form of Pledge and Security Agreement

SECTION 6.2. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3. Indemnity and Expenses.

(a)    WITHOUT LIMITING THE GENERALITY OF THE PROVISIONS OF SECTION 9.1 OF THE CREDIT AGREEMENT, EACH GRANTOR SHALL, AND DOES HEREBY INDEMNIFY, THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH OTHER SECURED PARTY AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL ACTIONS, SUITS, LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY GRANTOR ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, (II) ANY ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY AN ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY GRANTOR OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO ANY GRANTOR OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR

Exhibit B – Form of Pledge and Security Agreement

PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY GRANTOR AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH ACTIONS, SUITS, LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, OR (Y) RESULT FROM A CLAIM BROUGHT BY ANY GRANTOR AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF SUCH GRANTOR HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. THIS SECTION 6.3(A) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b)    Other than as set forth in clause (c) below, each Grantor will upon demand pay to the Administrative Agent the amount of any and all out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent may incur in connection herewith, including in connection with the administration of this Security Agreement and the custody, preservation, use or operation of, any of the Collateral.

(c)    Each Grantor will upon demand pay to the Administrative Agent the amount of any and all out-of-pocket expenses, including the fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent may incur in connection (i) the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of the Administrative Agent or any of the Secured Parties hereunder, or (iii) the failure by any Grantor to perform or observe any of the provisions hereof.

SECTION 6.4. Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Credit Document. This Security Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article 9 thereof.

Exhibit B – Form of Pledge and Security Agreement

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date, shall be binding upon each Grantor and its successors, transferees and assigns and, subject to the limitations set forth in the Credit Agreement, shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that, no Grantor shall assign any of its obligations hereunder (unless otherwise permitted under the terms of the Credit Agreement).

SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Majority Lenders, as the case may be, pursuant to Section 9.2 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4. Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 9.9 of the Credit Agreement.

SECTION 7.5. No Waiver; Remedies. No right, power, or remedy conferred to any Secured Party in this Security Agreement, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Secured Party in this Security Agreement or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Secured Party may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

SECTION 7.6. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.7. Severability. In case one or more provisions of this Security Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

SECTION 7.8. Counterparts. This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Exhibit B – Form of Pledge and Security Agreement

SECTION 7.9. Consent as Holder of Equity and as Pledged Interests Issuer. Each Grantor hereby (a) consents to the execution by each other Grantor of this Security Agreement and grant by each other Grantor of a security interest, encumbrance, pledge and hypothecation in all Pledged Interests and other Collateral of such other Grantor to the Administrative Agent pursuant hereto, and (b) without limiting the generality of the foregoing, consents to the transfer of any Pledged Interest to the Administrative Agent or its nominee pursuant to the terms of this Security Agreement following the occurrence and during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner under the limited partnership agreement or as a member under the limited liability company agreement, in any case, as heretofore and hereafter amended. Furthermore, each Grantor as the holder of any Equity Interests in a Pledged Interests Issuer, hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer (to any Secured Party or to any purchaser resulting from the exercise of a Secured Party’s remedy provided hereunder or under applicable law) and (ii) if required by the organizational documents of such Pledged Interests Issuer, agrees to cause such Pledged Interests Issuer to register the Lien granted hereunder and encumbering such Equity Interests in the registry books of such Pledged Interests Issuer.

SECTION 7.10. Additional Grantors. Pursuant to Sections 5.6 and 5.7 of the Credit Agreement, certain Subsidiaries of the Borrower that are created or acquired after the date of the Credit Agreement are required to become party to this Security Agreement as a Grantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

SECTION 7.11. Acknowledgment of Pledged Interests Issuers. Each Pledged Interests Issuer that is party hereto agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Uncertificated Securities without further consent by the applicable Grantor.

SECTION 7.12. Conflicts with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Security Agreement so that the terms and provisions of this Security Agreement do not conflict with the terms and provisions of the Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Security Agreement conflict with any terms or provisions of the Credit Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided that the inclusion in this Security Agreement of terms and provisions, supplemental rights or remedies in favor of the Administrative Agent not addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

Exhibit B – Form of Pledge and Security Agreement

SECTION 7.13. Governing Law. This Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

SECTION 7.14. Submission to Jurisdiction. EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS SECURITY AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 7.15. Waiver of Venue. EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 7.14. EACH GRANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SECURITY AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 7.16. Service of Process. Each Grantor party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Security Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 7.17. Waiver of Jury. EACH GRANTOR PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH

Exhibit B – Form of Pledge and Security Agreement

GRANTOR PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SECURITY AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

Exhibit B – Form of Pledge and Security Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GRANTORS

BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation

By:
Name:
Title:

REDZONE HOLDCO, a Delaware corporation

By:
Name:
Title:

BECKMAN PRODUCTION SERVICES, INC., a Michigan corporation

By:
Name:
Title:

NORTHERN PRODUCTION COMPANY, LLC, a Wyoming limited liability company

By:
Name:
Title:

Exhibit B – Form of Pledge and Security Agreement

REDZONE COIL TUBING, LLC, a Texas limited liability company

By:
Name:
Title:

R & S WELL SERVICE, INC., a Wyoming corporation

By:
Name:
Title:

SJL WELL SERVICE, LLC, an Oklahoma limited liability company

By:
Name:
Title:

J & R WELL SERVICE, LLC, a Michigan limited liability company

By:
Name:
Title:

FIRST CALL WELL SERVICE, LLC, an Oklahoma limited liability company

By:
Name:
Title:

Exhibit B – Form of Pledge and Security Agreement

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit B – Form of Pledge and Security Agreement

SCHEDULE I

to Pledge and Security

Agreement

ITEM A – PLEDGED INTERESTS

Common Stock

Pledgor	Pledged Interests Issuer (corporate)	Cert. #	# of Shares	Authorized Shares	% of Total Shares Pledged
Beckman Production Services, Inc. (Delaware)	Beckman Production Services, Inc. (Michigan)	2	50,000	50,000	100%
Beckman Production Services, Inc. (Michigan)	R & S Well Service, Inc.	13	29,761.91	29,761.91	100%

Limited Liability Company Interests (Uncertificated unless otherwise noted)
Pledgor	Pledged Interests Issuer (limited liability company)	% of Limited Liability Company Interests Owned	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged
Beckman Production Services, Inc. (Delaware)	RedZone Holdco, LLC	100%	100%	Membership Interest
Beckman Production Services, Inc. (Delaware)	Northern Production Company, LLC	100%	100%	Membership Interest
RedZone Holdco, LLC	RedZone Coil Tubing, LLC	100%	100%	Membership Interest
Beckman Production Services, Inc. (Michigan)	SJL Well Service, LLC	100%	100%	Membership Interest
Beckman Production Services, Inc. (Michigan)	J & R Well Service, LLC	100%	100%	Membership Interest
Beckman Production Services, Inc. (Michigan)	First Call Well Service, LLC	100%	100%	Membership Interest

Exhibit B – Form of Pledge and Security Agreement

ITEM B – PLEDGED NOTES

None.

Exhibit B – Form of Pledge and Security Agreement

SCHEDULE II

to Pledge and Security

Agreement

Item A-1.	Location of Grantor for purposes of UCC.

Borrower:

Beckman Production Services, Inc.	Delaware

Subsidiaries:

RedZone Holdco, LLC	Delaware

Beckman Production Services, Inc.	Michigan

Northern Production Company, LLC	Wyoming

RedZone Coil Tubing, LLC	Texas

R & S Well Service	Wyoming

SJL Well Service, LLC	Oklahoma

J & R Well Service, LLC	Michigan

First Call Well Service, LLC	Oklahoma

Item A-2.	Grantor’s place of business or principal office.

Borrower:

Beckman Production Services, Inc.	3786 Beebe Road Northwest Kalkaska, Michigan 49646

Subsidiaries:

RedZone Holdco, LLC	3786 Beebe Road Northwest Kalkaska, Michigan 49646

Beckman Production Services, Inc.	3786 Beebe Road Northwest Kalkaska, Michigan 49646

Northern Production Company, LLC	701 Sinclair Street Gillette, WY 82718

RedZone Coil Tubing, LLC	701 North First Street, Suite 109 Lufkin, TX 75901

R & S Well Service	818 S. 7th Street Thermopolis, WY 82443

Exhibit B – Form of Pledge and Security Agreement

SJL Well Service, LLC	Highway 81 South Hennessey, OK 73742

J & R Well Service, LLC	791 Lane 9 Powell, WY 82435

First Call Well Service, LLC	No physical address. Dormant entity.

Item A-3.	Taxpayer ID number.

Borrower:

Beckman Production Services, Inc.	46-0533905

Subsidiaries:

RedZone Holdco, LLC	32-0438627

Beckman Production Services, Inc.	35-2189564

Northern Production Company, LLC	83-0216384

RedZone Coil Tubing, LLC	45-3745195

R & S Well Service	83-0199812

SJL Well Service, LLC	26-0535148

J & R Well Service, LLC	20-0319316

First Call Well Service, LLC	20-8898905

Item B.	Merger or other corporate reorganization.

Beckman Production Services, Inc. (MI)

Pursuant to that certain Purchase Agreement, dated July 31, 2012, by and between the Borrower and Dart Energy Corporation, a Michigan Corporation (“Dart”), Dart sold all of the issued and outstanding shares of Beckman Production Services, Inc., a Michigan corporation, to the Borrower.

Northern Production Company, LLC

Pursuant to that certain Purchase and Sale Agreement, dated November 15, 2013, by and among Donald F. Schuh, Justin J. Schuh, and Andrea D. Schuh, as sellers (“Sellers”), and the Borrower, as buyer, Sellers sold all of the outstanding membership interests in Northern Production Company, LLC to the Borrower.

Pursuant to that certain Certificate of Conversion dated November 12, 2013, Northern Production Company, Inc. converted from a Wyoming corporation to a Wyoming limited liability company and changed its name to Northern Production Company, LLC.

Exhibit B – Form of Pledge and Security Agreement

RedZone Coil Tubing, LLC

Pursuant to that certain Certificate of Filing with the Secretary of State of Texas dated December 23, 2011, CT Long Reach, LLC changed its name to RedZone Coil Tubing, LLC.

Exhibit B – Form of Pledge and Security Agreement

SCHEDULE III – A

to Pledge and Security

Agreement

INTELLECTUAL PROPERTY COLLATERAL

Item A. Patent Collateral.

Issued Patents

Country	Patent No.	Issue Date	Inventor(s)	Title

Patent Applications

Country	Patent No.	Issue Date	Inventor(s)	Title

Exhibit B – Form of Pledge and Security Agreement

SCHEDULE III – B

to Pledge and Security

Agreement

Item B. Trademark Collateral

Company	Registration #	Trademarks/Service Marks	Goods or Services
Northern Production Company, LLC	3,814,009	Service mark	The mark consists of the fanciful design of a mobile rig for oil and gas services.

Exhibit B – Form of Pledge and Security Agreement

SCHEDULE III – C

to Pledge and Security

Agreement

Item C. Copyright Collateral.

None.

Exhibit B – Form of Pledge and Security Agreement

Annex 1 to Pledge and Security

Agreement

SUPPLEMENT NO.                      dated as of             , 20     (this “Supplement”), to the Pledge and Security Agreement dated as of May 2, 2014 (as amended, supplemented, restated, or otherwise modified from time to time, the “Security Agreement”), among BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower party thereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent (the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A.    Reference is made to that certain Credit Agreement, dated as of May 2, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

C.    Section 7.10 of the Security Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1.    In accordance with Section 7.10 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby agrees (a) to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Credit Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns as provided in the Security Agreement, a continuing security interest in and Lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance

Exhibit B – Form of Pledge and Security Agreement

with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    The New Grantor hereby agrees that the schedules attached to the Security Agreement are hereby supplemented by the corresponding schedules attached to this Supplement. The New Grantor hereby represents and warrants that the information provided in the schedules attached hereto are true and correct as of the date hereof.

SECTION 5.    The New Grantor hereby expressly acknowledges and agrees to the terms of Section 6.3. (Indemnity and Expenses) of the Security Agreement and expressly acknowledges the irrevocable proxy provided in Section 4.1(e) of the Security Agreement. In furtherance thereof, NEW GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL THE TERMINATION DATE) EXERCISABLE UNDER THE CIRCUMSTANCES PROVIDED IN SECTION 4.1 OF THE SECURITY AGREEMENT, TO VOTE THE PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL.

SECTION 6.    Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 7.    This Supplement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

SECTION 8.    In case one or more provisions of this Supplement shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

SECTION 9.    All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto.

SECTION 10.    The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

Exhibit B – Form of Pledge and Security Agreement

SECTION 11.     Submission to Jurisdiction. NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. NEW GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT.

SECTION 12.    Waiver of Venue. NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT IN ANY COURT REFERRED TO IN SECTION 11. NEW GRANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SUPPLEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 13.    Service of Process. New Grantor irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Supplement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 14.    Waiver of Jury. NEW GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). NEW GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit B – Form of Pledge and Security Agreement

THIS SUPPLEMENT, THE SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:
Name:
Title:

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit B – Form of Pledge and Security Agreement

SCHEDULES TO SUPPLEMENT NO. 1

[AS APPROPRIATE]

Exhibit B – Form of Pledge and Security Agreement

Execution version

EXHIBIT C

FORM OF GUARANTY AGREEMENT

This Guaranty Agreement dated as of May 2, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”) is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (as defined below) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

INTRODUCTION

A.    This Guaranty is given in connection with that certain Credit Agreement dated as of May 2, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Beckman Production Services, Inc. (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), as the Issuing Lender and as the Swingline Lender.

B.    Each Guarantor (other than the Borrower) is a Subsidiary of the Borrower and (i) the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) the Hedging Arrangements entered into by any Credit Party with a Swap Counterparty, and (iii) the Banking Services provided by any Banking Services Provider to any Credit Party, each are (a) in furtherance of such Subsidiary’s corporate purposes, (b) necessary or convenient to the conduct, promotion or attainment of such Subsidiary’s business, and (c) for such Subsidiary’s direct or indirect benefit.

C.    Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Advances under the Credit Agreement, (ii) to induce the Issuing Lender to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1.    Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2.    Guaranty.

(a)    (i) Each Guarantor (other than the Borrower) hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Subsidiary Guaranteed

Exhibit C - Form of Guaranty Agreement

Obligations”) and (ii) the Borrower hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Banking Services Obligations and all Swap Obligations (other than Excluded Swap Obligations) of the other Credit Parties, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Borrower Guaranteed Obligations”, and together with the Subsidiary Guaranteed Obligations, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Borrower Guaranteed Obligations or the Subsidiary Guaranteed Obligations, as applicable, and would be owed by the Borrower or any other Credit Party to the Secured Parties but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Credit Party.

(b)    In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c)    Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i)    after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A)    any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B)    any liabilities of such Guarantor under this Guaranty; and

Exhibit C - Form of Guaranty Agreement

(C)    any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(c) (each such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(c)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(c)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)); and

(ii)    after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

Section 3.    Guaranty Absolute. Until the date on which Security Termination occurs (such date being the “Termination Date”), each Guarantor guarantees that the Borrower Guaranteed Obligations or the Subsidiary Guaranteed Obligations, as applicable, will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Lender, the Swingline Lender, any Lender, any Banking Services Provider or any Swap Counterparty with respect thereto but subject to Section 2(c) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Guarantor or any other Person or whether any Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

Exhibit C - Form of Guaranty Agreement

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty or Banking Services with a Banking Services Provider, or any other amendment or waiver of or any consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty or Banking Services with a Banking Services Provider, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)    any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of any Guarantor;

(e)    any change, restructuring or termination of the corporate structure or existence of any Guarantor;

(f)    any failure of any Lender, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, the Issuing Lender, the Swingline Lender, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(g)    any signature of any officer of any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h)    any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other guarantor, surety or other Person.

Section 4.    Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of Collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment such Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS,

Exhibit C - Form of Guaranty Agreement

LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 4 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S BAD FAITH, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED SECURED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 5.    Waivers and Acknowledgments.

(a)    Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)    Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Borrower Guaranteed Obligations or Subsidiary Guaranteed Obligations, as applicable, whether existing now or in the future.

(c)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving the Borrower or any other Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements entered into by a Credit Party with a Swap Counterparty, and (iii) the Banking Services provided to any Credit Party by any Banking Services Provider, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Section 6.    Subrogation and Subordination.

(a)    No Guarantor will exercise any rights that it may now have or hereafter acquire against any other Credit Party to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Credit Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until after the Termination Date. If any amount shall be paid to a

Exhibit C - Form of Guaranty Agreement

Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b)    Each Guarantor agrees that all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to the Borrower or any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

Section 7.    Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a)    There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b)    Such Guarantor has, independently and without reliance upon the Administrative Agent, any Lender or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from each Credit Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of each Credit Party.

(c)    The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

Section 8.    Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender, the Administrative Agent, the Issuing Lender, the Swingline Lender and any other Secured Party is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand,

Exhibit C - Form of Guaranty Agreement

provisional or final) and other indebtedness owing by such Secured Party to the account of each Guarantor against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

Section 9.    Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.    Notices, Etc. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 9.9 of the Credit Agreement.

Section 11.    No Waiver: Remedies. No right, power, or remedy conferred to any Secured Party under this Guaranty, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Secured Party in this Guaranty or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Secured Party may cure any Event of Default without waiving the Event of Default. No notice to or demand upon any Guarantor shall entitle such Guarantor to similar notices or demands in the future.

Section 12.    Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, and (c) inure to the benefit of the Administrative Agent and each other Secured Party and its respective permitted successors, transferees and assigns, subject to the limitations set forth in the Credit Agreement, including, but without limitation, Section 8.7(d) of the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note or any Advance held by it as provided in Section 9.7 of the Credit Agreement, and any successor or assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 9.7 and Article 8 of the Credit Agreement.

Section 13.    Governing Law. This Guaranty shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Exhibit C - Form of Guaranty Agreement

Section 14.    Submission to Jurisdiction. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 15.    Waiver of Venue. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN SECTION 14. EACH GUARANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS GUARANTY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 16.    Service of Process. Each Guarantor party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 17.    Waiver of Jury. EACH GUARANTOR HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

Exhibit C - Form of Guaranty Agreement

OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 18.    INDEMNIFICATION. EACH GUARANTOR SHALL, AND DOES HEREBY INDEMNIFY, THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER, THE SWINGLINE LENDER AND THE ISSUING LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL ACTIONS, SUITS, LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY SUCH GUARANTOR OR ANY OTHER CREDIT PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS GUARANTY, ANY OTHER CREDIT DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS, (II) ANY ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY CREDIT PARTY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH ACTIONS, SUITS, LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X)

Exhibit C - Form of Guaranty Agreement

ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, OR (Y) RESULT FROM A CLAIM BROUGHT BY ANY GUARANTOR OR ANY OTHER CREDIT PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF SUCH GUARANTOR OR SUCH OTHER CREDIT PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. THIS SECTION 18 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

Section 19.    Additional Guarantors. Pursuant to Section 5.7 of the Credit Agreement, certain Subsidiaries of the Borrower that are created or acquired after the date of the Credit Agreement are required to become party to this Guaranty as a Guarantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 20.    USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ingoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 21.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 21, or otherwise under this Guaranty, voidable under the Fraudulent Transfer Laws, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 21 constitute, and this Section 21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Exhibit C - Form of Guaranty Agreement

Section 22.    NOTICE OF FINAL AGREEMENT. THIS GUARANTY AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

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Exhibit C - Form of Guaranty Agreement

The Administrative Agent and each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation

By:
Name:
Title:

REDZONE HOLDCO, LLC a Delaware limited liability company

By:
Name:
Title:

BECKMAN PRODUCTION SERVICES, INC., a Michigan corporation

By:
Name:
Title:

NORTHERN PRODUCTION COMPANY, LLC, a Wyoming limited liability company

By:
Name:
Title:

REDZONE COIL TUBING, LLC,
a Texas limited liability company

By:
Name:
Title:

Exhibit C - Form of Guaranty Agreement

R & S WELL SERVICE, INC., a Wyoming corporation

By:
Name:
Title:

SJL WELL SERVICE, LLC, a Oklahoma limited liability company

By:
Name:
Title:

J & R WELL SERVICE, LLC,
a Michigan limited liability company

By:
Name:
Title:

FIRST CALL WELL SERVICE, LLC,
a Oklahoma limited liability company

By:
Name:
Title:

Exhibit C - Form of Guaranty Agreement

ADMINISTRATIVE AGENT:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit C - Form of Guaranty Agreement

Annex 1 to the Guaranty Agreement

SUPPLEMENT NO.      dated as of                      (this “Supplement”), to the Guaranty Agreement dated as of May 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), among BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower from time to time party thereto (together with the Borrower, each a “Guarantor”, and collectively the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A.    Reference is made to the Credit Agreement dated as of May 2, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, as Issuing Lender and as Swingline Lender.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C.    The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances and the Issuing Lender to issue Letters of Credit. Section 19 of the Guaranty Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances and the Issuing Lender to issue additional Letters of Credit and as consideration for Advances previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1.    In accordance with Section 19 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) guarantees the Subsidiary Guaranteed Obligations, (b) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (c) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Exhibit C - Form of Guaranty Agreement

SECTION 3.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5.    This Supplement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

SECTION 6.    NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. NEW GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS SUPPLEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 7.    NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT IN ANY COURT REFERRED TO IN SECTION 6. NEW GUARANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SUPPLEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Exhibit C - Form of Guaranty Agreement

SECTION 8.    New Guarantor irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Supplement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.    NEW GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). NEW GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11.    All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

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Exhibit C - Form of Guaranty Agreement

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit C - Form of Guaranty Agreement

Execution version

EXHIBIT D

COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM             , 201   TO             , 201

This certificate dated as of             ,          is prepared pursuant to the Credit Agreement dated as of May 2, 2014 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Beckman Production Services, Inc. (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Borrower, certifies that:

(a)    all of the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date hereof, except that any representation and warranty which by its terms is made as of a specified date is true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date;

(b)    attached hereto in Schedule A is a spreadsheet reflecting the calculations of, as of the date and for the periods covered by this certificate, Funded Debt, EBITDA, Interest Expense, Capital Expenditures expended by the Borrower or any Subsidiary, any Equity Funded Capital Expenditures, and any Capital Expenditures that constitute a Permitted Acquisition;

[(c)    no Default or Event of Default has occurred or is continuing as of the date hereof; and]

—or—

[(c)    the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

                    ; and]

Exhibit D – Compliance Certificate

(d)    as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, are true and correct in all material respects:

I.    Section 6.16 Leverage Ratio for the period of four fiscal quarters ending             , 20         (the “Testing Period”):1

(a)	Funded Debt as of the last day of such Testing Period		$

(b)	EBITDA for the Testing Period[2]

	(i)	the Borrower’s consolidated Net Income for the Testing Period	$

	(ii)	to the extent deducted in determining such consolidated Net Income for such period, Interest Expense, Federal, state, local and foreign income taxes (including Texas franchise taxes), depreciation, amortization and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period	$

	(iii)	to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Transactions during such period	$

	(iv)	to the extent deducted in determining such consolidated Net Income for such period, reasonable non-recurring cash charges and expenses incurred in connection with Permitted Acquisitions during such period in an amount not to exceed such amount as agreed to between the Administrative Agent and the Borrower	$

	(v)	to the extent deducted in determining such consolidated Net Income for such period, equity-based compensation paid for such period	$

	(vi)	to the extent deducted in determining such consolidated Net Income for such period, restructuring and other non-recurring expenses incurred during such period, including severance costs, costs associated with office or plant openings or closings and consolidation or relocation fees for such period up to a maximum of $2,000,000 in the aggregate	$

[1]	Calculated as of the last day of each fiscal quarter, commencing with the quarter ending June 30, 2014.
[2]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions (including the Closing Date Acquisition) and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be in a manner reasonably acceptable to the Administrative Agent and with supporting documentation reasonably acceptable to the Administrative Agent.

Exhibit D – Compliance Certificate

(vii)	all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815)	$

(b)	= [(i)+(ii)+(iii)+(iv)+(v)+(vi)] – (vii)	$

Leverage Ratio = (a) divided by (b) =	to 1.00

Maximum Leverage Ratio	[3.50 to 1.00][3.25 to 1.00]
[3.00 to 1.00][3]

Compliance	Yes No

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Compliance Certificate continues on following pages.]

[3]	Use (a) 3.50 to 1.00 for each fiscal quarter ending on or prior to March 31, 2015, (b) 3.25 to 1.00 for each fiscal quarter ending after March 31, 2015 but on or prior to March 31, 2016, and (c) 3.00 to 1.00 for each fiscal quarter ending after March 31, 2016.

Exhibit D – Compliance Certificate

II.    Section 6.17 Interest Coverage Ratio:4

(a)	EBITDA for the Testing Period (See I.(b) above)	$

(b)	Interest Expense for the Testing Period	$

Interest Coverage Ratio =
(a) divided by (b) =	to 1.00

Minimum Interest Coverage Ratio	3.00 to 1.00

Compliance	Yes No

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Compliance Certificate continues on following pages.]

[4]	Calculated as of the last day of each fiscal quarter, commencing with the quarter ending June 30, 2014.

Exhibit D – Compliance Certificate

III.    Section 6.18 Capital Expenditures:5

(a)	Capital Expenditures expended by the Borrower or any of its Subsidiaries for most recently ended fiscal year	$

(b)	Equity Funded Capital Expenditures for most recently ended fiscal year	$

(c)	Capital Expenditures for most recently ended fiscal year that constitute a Permitted Acquisition	$

(d)	EBITDA for most recently ended fiscal year	$

[(e)	limit for Capital Expenditures expended in the fiscal year ending December 31, 2014 = $60,000,000	$ ]

[(e)	limit for Capital Expenditures expended in
each fiscal year ending after December 31, 2014
	= 75% of III.(d) =	$ ]

Capital Expenditure Covenant:	[(a) – (b) – (c)] ≤ (e)

Compliance	Yes No

[5]	Only calculated for the compliance certificate delivered with the year-end financials.

Exhibit D – Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of             ,         .

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:	Ryan Liles
Title:	Chief Financial Officer, Treasurer and Secretary

Exhibit D – Compliance Certificate

EXHIBIT E

NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attn:    Philip C. Lauinger III

Telephone:        (713) 319-1313

Telecopy:          (713) 739-1087

Email:                lauingpc@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Beckman Production Services, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of May 2, 2014 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto from time to time (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender (as each such term is defined therein). The Borrower hereby gives you irrevocable notice pursuant to [Section 2.5(a)][Section 2.4(e)] of the Credit Agreement that the Borrower hereby requests a Borrowing consisting of [Revolving Advances][Swingline Advances] (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

The Business Day of the Proposed Borrowing is             ,         .

The Proposed Borrowing will be composed of [Base Rate Advances][Eurodollar Advances][Swingline Advances].

The aggregate amount of the Proposed Borrowing is $        .1

[The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is [one][three][six] month(s)].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties contained in Article IV of the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date

[1]

Each Proposed Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000.00 and in integral multiples of $100,000.00 in excess thereof and (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof.

Exhibit E - Notice of Revolving Borrowing

of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on the date of the Proposed Borrowing except for those representations and warranties that are expressly made as of an earlier date or period which are true and correct in all material respects as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing.

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit E - Notice of Revolving Borrowing

EXHIBIT F

NOTICE OF CONTINUATION OR CONVERSION

[Date]

Wells Fargo Bank, National Association

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attn:    Philip C. Lauinger III

Telephone:          (713) 319-1313

Telecopy:            (713) 739-1087

Email:                 lauingpc@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Beckman Production Services, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of May 2, 2014 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the Borrower, the lenders party thereto from time to time (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender (as each such term is defined therein). The Borrower hereby gives you irrevocable notice pursuant to Section 2.5(b) of the Credit Agreement that the Borrower hereby requests a [Conversion][continuation] of outstanding Revolving Advances (the “Proposed Borrowing”) and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

1.    The Business Day of the Proposed Borrowing is             ,         .

2.    The aggregate amount of the existing Revolving Advances to be [Converted] [continued] is $          and is comprised of [Base Rate Advances][Eurodollar Advances] (“Existing Advances”).

3.    The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]] [a continuation of the Existing Advances].

[(4)    The Interest Period for the Proposed Borrowing is [one][three][six] month[s]].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A.    the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on and as of such date except for those representations and warranties which were expressly made as of an earlier date or period which are true and correct in all material respects as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

Exhibit F - Notice of Continuation or Conversion

B.    no Default has occurred and is continuing or would result from such Proposed Borrowing.

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit F - Notice of Continuation or Conversion

EXHIBIT G-1

FORM OF REVOLVING NOTE

$	,

For value received, the undersigned BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (“Payee”) the principal amount of                      No/100 Dollars ($        ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of May 2, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), as Issuing Lender and as Swingline Lender. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Revolving Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Exhibit G-1 – Form of Revolving Note

THIS REVOLVING NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS REVOLVING NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit G-1 – Form of Revolving Note

EXHIBIT G-2

FORM OF SWINGLINE NOTE

$	,

For value received, the undersigned BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (“Payee”) the principal amount of                      No/100 Dollars ($        ) or, if less, the aggregate outstanding principal amount of the Swingline Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Swingline Advances from the date of such Swingline Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Swingline Note in accordance with the terms of the Credit Agreement.

This Swingline Note is one of the Swingline Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of May 2, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), as Issuing Lender and as Swingline Lender. Capitalized terms used in this Swingline Note that are defined in the Credit Agreement and not otherwise defined in this Swingline Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swingline Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swingline Advance being evidenced by this Swingline Note, and (b) contains provisions for acceleration of the maturity of this Swingline Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Swingline Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Swingline Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Swingline Note.

This Swingline Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Swingline Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swingline Note shall operate as a waiver of such rights.

Exhibit G-2 – Form of Swingline Note

THIS SWINGLINE NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

THIS SWINGLINE NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SWINGLINE NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit G-2 – Form of Swingline Note

EXHIBIT H-1

FORM OF NOTICE OF MANDATORY PAYMENT

[Date]

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Philip C. Lauinger III

Telephone: (713) 319-1313

Facsimile:  (713) 739-1087

Email:        lauingpc@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), (a) refers to the Credit Agreement dated as of May 2, 2014 (as the same may be amended, restated or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Mandatory Payment unless otherwise defined in this Notice of Mandatory Payment) among the Borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender, and (b) certifies that it is authorized to execute and deliver this Notice of Mandatory Payment under and pursuant to the Credit Agreement.

Borrower hereby gives you irrevocable notice pursuant to Section 2.13(c) of the Credit Agreement of the following payments

☐ MANDATORY PREPAYMENT AS A RESULT OF INCREASE IN REVOLVING COMMITMENTS

An increase in the aggregate Revolving Commitments is effected as permitted under Section 2.16 of the Credit Agreement.

As required under Section 2.6(c) of the Credit Agreement, Borrower will make a payment of $        1 on             , 20     , which may be made with the proceeds of Revolving Advances made by all applicable Revolving Lenders in connection with such increase.

[1]	Borrower shall prepay any Revolving Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Pro Rata Shares of the Revolving Lenders.

Exhibit H-1 – Form of Notice of Mandatory Payment

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC. a Delaware corporation

By:
Name:
Title:

Exhibit H-1 – Form of Notice of Mandatory Payment

EXHIBIT H-2

FORM OF NOTICE OF OPTIONAL PAYMENT

[Date]

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Philip C. Lauinger III

Telephone:    (713) 319-1313

Facsimile:     (713) 739-1087

Email:           lauingpc@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), (a) refers to the Credit Agreement dated as of May 2, 2014 (as the same may be amended, restated or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Optional Payment unless otherwise defined in this Notice of Optional Payment) among the Borrower, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), Issuing Lender and Swingline Lender, and (b) certifies that it is authorized to execute and deliver this Notice of Optional Payment under and pursuant to the Credit Agreement.

Borrower hereby gives you [irrevocable]1 notice pursuant to the Credit Agreement of the following payments (check the box next to which would apply for this Notice of Optional Payment):

☐  OPTIONAL PREPAYMENT – Eurodollar Advances

Borrower hereby gives the Administrative Agent at least three Business Days’ notice that Borrower will make a prepayment of Eurodollar Advances in an amount equal to         2 on             , 201   and such prepayment shall be applied in the following amounts and in the following order:

(i)	$ to prepay [Revolving][Swingline][3] Advances

(ii)	$ to prepay [Revolving][Swingline] Advances

[1]	If a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(b) of the Credit Agreement, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(b)(iii).
[2]	Each optional prepayment of Eurodollar Advances must be at least $1,000,000.00 and in multiple integrals of $500,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full); unless the outstanding principal amount of such Advances is less than such minimum amount.
[3]	Each optional prepayment of Swingline Advances must be at least $100,000.00 and in multiple integrals of $50,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full); except as otherwise provided in any AutoBorrow Agreement.

Exhibit H-2 – Form of Notice of Optional Payment

OPTIONAL PREPAYMENT – Base Rate Advances

Borrower hereby gives the Administrative Agent one Business Day’s notice that Borrower will make a prepayment of Base Rate Advances in an amount equal to $        4 on             , 201   and such prepayment shall be applied in the following amounts and in the following order:

(i)	$ to prepay [Revolving][Swingline][5] Advances

(ii)	$ to prepay [Revolving][Swingline] Advances

[4]	Each optional prepayment of Base Rate Advances must be at least $500,000.00 and in multiple integrals of $100,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full), unless the outstanding principal amount of such Advances is less than such minimum amount.
[5]	Each optional prepayment of Swingline Advances must be at least $100,000.00 and in multiple integrals of $50,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full); except as otherwise provided in any AutoBorrow Agreement.

Exhibit H-2 – Form of Notice of Optional Payment

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC., a Delaware corporation

By:
Name:
Title:

Exhibit H-2 – Form of Notice of Optional Payment

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as May 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), as issuing lender and as swing line lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit I-1 – Form of U.S. Tax Compliance Certificate

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), as issuing lender and as swing line lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit I-2 – Form of U.S. Tax Compliance Certificate

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), as issuing lender and as swing line lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN and an IRS Form W-8ECI from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit I-3 – Form of U.S. Tax Compliance Certificate

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), as issuing lender and as swing line lender.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any Note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN and an IRS Form W-8ECI from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit I-4 – Form of U.S. Tax Compliance Certificate

EXHIBIT J

FORM OF BORROWING BASE CERTIFICATE

[date]

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone: (704) 590-2760

Telecopy: (704) 590-2790

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: Philip C. Lauinger III

Facsimile: (713) 739-1087

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of May 2, 2014, among Beckman Production Services, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), swingline lender and issuing lender (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Credit Agreement.

The Borrower hereby certifies that:

(a) the amounts and calculations regarding the Borrowing Base and the Facility set forth in Sections A, B, C, D, E and F on the attached Schedule A and on the accompanying supporting reports, if any, attached hereto are true and correct in all material respects as of the dates set forth on Schedule A;

(b) the amounts and calculations regarding the Accounts Receivable Aging Report and the Accounts Payable Aging Report for the Credit Parties as set forth in Schedule B and Schedule C, respectively, and on the accompanying supporting reports, if any, attached hereto are true and correct in all material respects as of the date set forth on Schedule B and Schedule C, respectively;

Exhibit J – Form of Borrowing Base Certificate

(c) attached hereto as Schedule D is a detailed chart reflecting the Equipment of the Credit Parties, including (i) each Equipment’s NOLV or Net Invoice Cost and a notation of which value applies, (ii) a list of Equipment acquired from the month end “as of” date of the Borrowing Base in effect immediately prior to the date hereof until the month end “as of” date of the Borrowing Base being calculated under this certificate (the “Subject Period”) and such Equipment’s NOLV or Net Invoice Cost1, (iii) a list of Equipment Disposed of during such Subject Period and such Equipment’s NOLV or Net Invoice Cost1, and (iv) a notation of whether such Equipment is Certificated Equipment; and

(d) attached hereto as Schedule E is a detailed chart reflecting the Inventory of the Credit Parties.

[signature page follows]

[1]	If Equipment is covered under a written appraisal delivered and accepted by the Administrative Agent and prepared by an industry recognized third party appraiser acceptable to the Administrative Agent, its NOLV as set forth in such appraisal, and as to any other Equipment, the Net Invoice Cost thereof.

Exhibit J – Form of Borrowing Base Certificate

Very truly yours,

BECKMAN PRODUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE A

BORROWING BASE CALCULATION

AVAILABILITY CALCULATION

As of [DATE]:

A.	ELIGIBLE EQUIPMENT[2]

1.

BB Value of Equipment[3] of the Credit Parties reflected on their books in accordance with GAAP as of the month end immediately preceding the date hereof and, for the avoidance of doubt, owned by such Credit Parties on such date and which conforms to the representations and warranties in Article IV of the Credit Agreement and in the Security Documents

$

minus

2.	(without duplication) the sum of Equipment of the Credit Parties which:

	a.	is not subject to an Acceptable Security Interest in favor of the Administrative Agent	$

	b.	constitutes immovable leasehold improvements or fixtures located on leased Property	$

	c.	is subject to any third party’s Lien, including Permitted Liens which would be superior to the Lien of the Administrative Agent created under the Security Documents (other than landlord, bailee, mechanic or similar Liens permitted under Section 6.2(b) of the Credit Agreement which are addressed in item (g) below and Liens permitted under Section 6.2(d) of the Credit Agreement for taxes that are not yet due and payable)	$

	d.	has become obsolete or materially damaged or is not operational and saleable or leasable in its present state for the use for which it was manufactured or purchased (other than non-obsolete, damaged Equipment held by a third party for repair)	$

	e.	is damaged Equipment held by a third party for repair and such Equipment has been held by such third party for more than 45 days

[2]	“Equipment” of any Person means (a) all equipment (as defined in the UCC) owned by such Person, wherever located, and (b) all rental tools and other goods (other than consumer goods) customarily held for rent in the oilfield service industry consistent with the past practices and which are considered “equipment” on such Person’s books for purposes of GAAP.
[3]	Based on the value of (a) if such Equipment is covered under a written appraisal delivered and accepted by the Administrative Agent and prepared by an industry recognized third party appraiser acceptable to the Administrative Agent, the NOLV of such equipment as set forth in such appraisal, and (b) as to any other Equipment, the Net Invoice Cost thereof.

Exhibit J – Form of Borrowing Base Certificate

	f.	is damaged Equipment held by a third party for repair for less than 45 days to the extent the aggregate BB Value of all such Equipment held by a third party exceeds $2,500,000 (this item (f) is only the amount in excess of $2,500,000)

	g.	is not in use and stored at any location other than (i) on premises that are owned by a Credit Party or (ii) at a Third Party Location that is (A) subject to a Collateral Access Agreement in favor of the Administrative Agent or (B) covered under the Rent Reserve Amount for such Borrowing Base in the Administrative Agent’s Permitted Discretion	$

or

		is not in use and stored at a customer location not in the ordinary course of business for more than thirty days	$

	h.	is Certificated Equipment and Administrative Agent (or its designated agent) has not received the original certificate of title to such Equipment or such other documents, agreements or instruments as the Administrative Agent may request which are required in order to register the Administrative Agent’s first priority Lien on the certificate of title for such Certificated Equipment	$

		TOTAL:	$

3.	Eligible Equipment = (1) – (2) =		$

4.	Amount of Eligible Equipment (A.3) which is covered under a written appraisal delivered and accepted by the Administrative Agent and prepared by an industry recognized third party appraiser acceptable to the Administrative Agent (i.e. NOLV)		$

5.	Amount of Eligible Equipment (A.3) which is not covered under such appraisal (i.e. Net Invoice Cost)		$

*	The sum of A.4 plus A.5 cannot exceed A.3.

Exhibit J – Form of Borrowing Base Certificate

B.	ELIGIBLE RECEIVABLES

1.	Receivables[4] of the Credit Parties in each case reflected on their books in accordance with GAAP as of the month end immediately preceding the date hereof and, for the avoidance of doubt, owned by such Credit Parties on such date and which conform to the representations and warranties in Article IV of the Credit Agreement and in the Security Documents to the extent such provisions are applicable to the Receivables		$

minus

2.	(without duplication) the sum of Receivables which are:

	a.	not subject to an Acceptable Security Interest in favor of the Administrative Agent	$

	b.	Receivables to which a Credit Party does not have good and marketable title	$

	c.	not billed substantially in accordance with billing practices of such Credit Party in effect on the Amendment No. 4 Effective Date	$

or

billed substantially in accordance with billing practices of such Credit Party in effect on the Amendment No. 4 Effective Date but such Receivable is unpaid for more than 90 days from the date of the invoice (or such longer period for certain specific Receivables or specific Account Debtors as may otherwise be permitted by Administrative Agent in its sole discretion)

$

4	“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing, of a customer of such Person in respect of goods sold or services rendered by such Person, including the unpaid portion of an “account” or “account receivable” as defined in the UCC, if applicable

Exhibit J – Form of Borrowing Base Certificate

d.	if for services, (i) Receivables not created in the ordinary course of business of any Credit Party from the performance by such Credit Party of services which have been fully and satisfactorily performed or (ii) Receivable which is a progress billing or contingent upon any further performance	$

or

	if for goods held for sale, (i) not from an absolute sale on open account, (ii) on consignment, on approval or on a “sale or return” basis, (iii) such goods were not solely and completely owned by the Credit Parties, or (iv) such goods were shipped or delivered to the Account Debtor but the Credit Parties do not have possession of any evidence of shipping or delivery receipts	$

or

	if for goods held for rent, Receivables not created in the ordinary course of business from the rental by any Credit Party as the lessor of goods owned by such Credit Party.	$

e.	Receivables that do not (i) represent a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms or (ii) arise from an enforceable contract	$

f.	due from an Account Debtor that has more than 20% of its aggregate Receivables owed to any Credit Party more than 90 days past the invoice date	$

g.	owed by an Account Debtor that any Credit Party deems to not be creditworthy	$

or

	owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) has admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business	$

h.	owed by an Account Debtor that is a Credit Party, an Affiliate of a Credit Party, or a director, officer, or employee of a Credit Party or of an Affiliate of Credit Party (other than with respect to a portfolio company of SCF and its related funds)	$

Exhibit J – Form of Borrowing Base Certificate

i.	not evidenced by an invoice	$

or

	evidenced by any chattel paper, promissory note or other instrument	$

j.	Receivables that, together with all other Receivables due from the same Account Debtor, comprise more than 25% of the aggregate Receivables of all Credit Parties with respect to all Account Debtors (provided, however, that the amount listed for this item (j) shall only be the excess of such amount)	$

k.	subject to a set-off, counterclaim, defense, allowance or adjustment	$

or

Receivables for which there has been a dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof

	provided, however, that the amount listed for this item (k) shall only be the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment	$

l.	owed in a currency other than Dollars	$

	or due from an Account Debtor organized under applicable law of a jurisdiction other than the United States or any state of the United States	$

m.	due from the United States government, or any department, agency, public corporation, or instrumentality thereof and the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable have not been complied with to the Administrative Agent’s satisfaction	$

n.	owed by an Account Debtor that is a Sanctioned Person or a Sanctioned Entity	$

o.	the result of (i) work-in-progress, (ii) finance or service charges (other than oil field services rendered by any Credit Party in the ordinary course of business), or (iii) payments of interest	$

p.	written off the books of any Credit Party or otherwise designated as uncollectible by any Credit Party	$

Exhibit J – Form of Borrowing Base Certificate

	q.	subject to a reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Receivable	$

	r.	newly created Receivables resulting from the unpaid portion or credit balance of a partially paid Receivable	$

	s.	subject to a third party’s rights which would be superior to the Lien of Administrative Agent created under the Credit Documents (including Permitted Liens other than Liens permitted under Section 6.2(d) of the Credit Agreement for taxes that are not yet due and payable)	$

	t.	deemed ineligible by the Administrative Agent in its Permitted Discretion	$

		TOTAL:	$

3.	Eligible Receivables = (1) – (2) =		$

Exhibit J – Form of Borrowing Base Certificate

C.	ELIGIBLE INVENTORY[5]

1.	Inventory[6] of the Credit Parties that is of a type customarily held as Inventory in the respective Credit Parties’ business as being conducted on the Amendment No. 4 Effective Date on the month end immediately preceding the date hereof and, for the avoidance of doubt, owned by such Credit Parties on such date		$

minus

2.	(without duplication) the sum of Inventory of the Credit Parties which is Inventory:

	a.	in which the Administrative Agent does not have an Acceptable Security Interest	$

	b.	with respect to which a claim exists disputing applicable Credit Party’s title to or right to possession	$

	c.	that is obsolete or slow moving for which a reserve has been booked by the applicable Credit Party in accordance with GAAP	$

	d.	that is rejected, spoiled or damaged, or otherwise not readily saleable or usable in its present state for the use for which it was processed or purchased	$

	e.	that has been shipped or delivered to a customer on consignment, on a sale or return basis, or on the basis of any similar understanding	$

	f.	in transit (provided that, “in transit” shall be deemed not to include any situation or circumstance where each of the following conditions are met: (i) the Inventory is “in transit” between Credit Parties, and (ii) a Credit Party retains title to such Inventory)	$

	g.	held for lease	$

	h.	(i) located on premises owned or operated by the customer that is to purchase such Inventory	$

or

(ii) located at any Third Party Location that is not subject to a Collateral Access Agreement other than those that are covered under the Rent Reserve Amount for such Borrowing Base in Administrative Agent’s Permitted Discretion

$

	i.	that does not comply with any Legal Requirement or the standards imposed by any Governmental Authority having authority over such Inventory or such applicable Credit Party with respect to its manufacture, use, or sale	$

	j.	that is bill and hold goods or deferred shipment	$

5	Valued at the lower of cost or market value in accordance with GAAP.
6	“Inventory” of any Person means (a) all inventory (as defined in the UCC) owned by such Person, wherever located and whether or not in transit, which is held for sale and (b) other goods which are held for use in the ordinary course of business and which are considered “inventory” on such Person’s books for purposes of GAAP.

Exhibit J – Form of Borrowing Base Certificate

	k.	evidenced by any negotiable document of title unless such document of title has been delivered to the Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent	$

	l.	produced in violation of the Fair Labor Standards Act or that is subject to the “hot goods” provisions contained in Title 29 U.S.C. §215

	m.	that is subject to any agreement which would, in any material respect, restrict Administrative Agent’s ability to sell or otherwise dispose of such Inventory	$

	n.	that is located in a jurisdiction outside the United States (other than Canada and any province or territory of Canada), any state thereof or in any territory or possession of the United States that has not adopted Article 9 of the UCC	$

	o.	that is subject to any third party’s Lien, including Permitted Liens which would be superior to the Lien of Administrative Agent created under the Credit Documents (other than Liens permitted under Section 6.2(b) which are covered under the Rent Reserve Amount for such Borrowing Base in Administrative Agent’s Permitted Discretion and Liens permitted under Section 6.2(d) for taxes that are not yet due and payable)	$

	p.	that would constitute raw materials, work in process or supplies or materials consumed in the business of any Credit Party or Subsidiary thereof, other than coil tubing and backup Inventory	$

	q.	that would constitute a custom made or specialized inventory for a specific customer which cannot be sold to any other customer without requiring additional processing in any material respect	$

	r.	that is otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion	$

		TOTAL:	$

3.	Eligible Inventory = (1) – (2) =		$

Exhibit J – Form of Borrowing Base Certificate

D.	ELIGIBLE REAL PROPERTY[7]

1.	real property of the Credit Parties (other than leasehold interest held by such Person in leased premises, including leased buildings, building improvements, storage facilities and storage lots), in each case reflected on their books in accordance with GAAP as of the month end immediately preceding the date hereof and, for the avoidance of doubt, owned by such Credit Parties on such date and which conforms to the representations and warranties in Article IV of the Credit Agreement and in the Mortgages to the extent such provisions are applicable		$

minus

2.	(without duplication) the sum of the real property of the Credit Parties which:

	a.	is not subject to a Mortgage or is subject to Liens other than Permitted Liens permitted under Section 6.2(b), (d) or (g) of the Credit Agreement	$

	b.	is not covered under a title policy (or acceptable endorsement to the applicable existing mortgagee title policy) acceptable to the Administrative Agent and demonstrating that the Administrative Agent’s Lien and security interest on such property constitutes a valid lien covering real property and all improvements thereon having the priority required by the Administrative Agent and subject only to Permitted Liens permitted under Section 6.2(b), (d) or (g) of the Credit Agreement and other minor title defects which the Administrative Agent may approve in writing (such approval not to be unreasonably withheld or delayed)	$

	c.	is not covered by a survey which has been delivered to the Administrative Agent to the extent deemed reasonably necessary by the Administrative Agent	$

	d.	is not covered under environmental assessments as reasonably requested by the Administrative Agent and as to which all related environmental information reasonably requested by the Administrative Agent has been delivered to the Administrative Agent	$

	e.	is not covered by a third party independent appraisal reasonably requested by the Administrative Agent or not otherwise in compliance with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, or any successor thereto	$

	f.	is not covered under either (i) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating that such property is not designated as a “special flood hazard area” or (ii) if such property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance as required under Section 5.3(d) of the Credit Agreement	$

7	All amounts used for Eligible Real Property shall be the amounts set forth in the appraisals thereof most recently delivered to, and accepted by, the Administrative Agent.

Exhibit J – Form of Borrowing Base Certificate

	g.	to the extent required by the Administrative Agent with respect to owned real property leased to third parties, is not covered by one or more subordination agreements in form and substance reasonably acceptable to the Administrative Agent and executed and delivered by any tenants thereon (it being understood that such subordination terms, if reasonably acceptable to the Administrative Agent, may be set forth in the applicable tenant leases)	$

	h.	to the extent required by the Administrative Agent with respect to real property ground leased from third parties, is not covered by one or more recognition agreements in form and substance reasonably acceptable to the Administrative Agent and executed and delivered by any ground lessors (it being understood that such mortgagee protection provisions found in recognition agreements, if reasonably acceptable to the Administrative Agent, may be set forth in the applicable ground leases)	$

		TOTAL:	$

3.	Eligible Real Property = (1) – (2) =		$

Exhibit J – Form of Borrowing Base Certificate

E.	BORROWING BASE EFFECTIVE AS OF THE DATE HEREOF:

	1.	A.4 (Eligible Equipment – NOLV) × 85%	=	$

	2.	A.5 (Eligible Equipment – Net Invoice Cost) × 80%	=	$

	3.	B.3 (Eligible Receivables) × 80%	=	$

	4.	C.3 (Eligible Inventory) × 50%	=	$

	5.	D.3 (Eligible Real Property) × 65%	=	$

	6.	RentReserve Amount[8]	=	$

	7.	Borrowing Base = E.1 + E.2 + E.3 + E.4 + E.5 – E.6	=	$

F.	AVAILABILITY ON THE DATE HEREOF:

	1.	[Revolving Tranche A Outstandings][9]	=	$

or

		[RevolvingOutstandings][10]	=	$

	2.	Maximum Availability is equal to the least of the following:
[check the box that applies]

☐ the aggregate Commitments

☐ Borrowing Base (See E.7 above)

Availability on the date hereof is F.2 minus F.1			=	$ [11]

[8]	“Rent Reserve Amount” is such amount determined by the Administrative Agent from time to time in its Permitted Discretion, provided that such amount shall not exceed the amount of rent, fees and other charges for a period of three months that a landlord, third party warehouse, trailer storage or other self-storage facility, bailee, or such third party, as applicable, would be legally entitled to recover from the personal property located at such Third Party Location and that is subject to a Lien in favor of such third parties, regardless of whether such Lien arises by operation of law, under contract or otherwise. The Rent Reserve Amount shall not include rent, fees and other charges for Third Party Locations consisting of office leases where no Eligible Equipment is located.
[9]	Only includes Revolving Tranche A Advances, Swingline Advances and Letter of Credit Exposure (but NOT Tranche B Term Advances).
[10]	Use only if “the aggregate Commitments” is selected under item (F.2). Revolving Outstandings include Revolving Tranche A Advances, Swingline Advances, Letter of Credit Exposure and Tranche B Term Advances.
[11]	A negative number would mean a deficiency exists.

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE B

ACCOUNTS RECEIVABLE AGING REPORT FOR CREDIT PARTIES

[Please attach an accounts receivable aging report for each Credit Party, with grand totals.]

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE C

ACCOUNTS PAYABLE AGING REPORT FOR CREDIT PARTIES

[Please attach an accounts payable aging report for each Credit Party with grand totals.]

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE D

EQUIPMENT OF CREDIT PARTIES

[Please attach a chart detailing the Equipment of the Credit Parties and showing the BB Value, including notations of whether such Equipment is Certificated Equipment]

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE E

INVENTORY SCHEDULE FOR CREDIT PARTIES

[Please attach a chart detailing the Inventory of the Credit Parties and showing (A) the location (or if in transit), (B) the product type, (C) volume on hand, (D) cost or market value and (E) reports of any variances or other results of Inventory counts performed by the Credit Parties since the last Inventory schedule, if applicable 12.]

12	Include any information regarding sales or other reductions, additions, returns, credits issued by any such parties and all claims, counterclaims, deductions, defenses, setoffs or disputes against any such parties by the Account Debtor.

Exhibit J – Form of Borrowing Base Certificate

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to Commitment Fees and Advances (including, if applicable, Swingline Advances) shall be determined in accordance with the following Table based on the Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the financial statements most recently delivered pursuant to Section 5.2, commencing with the fiscal quarter ending September 30, 2014. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable financial statements and corresponding Compliance Certificate as required by the terms of this Agreement. If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such financial statements and Compliance Certificate were required to be delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees and Advances shall be determined at the highest level and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding the foregoing but subject to the immediately preceding sentence, the Borrower shall be deemed to be at Level IV described below until delivery of its unaudited financial statements and corresponding Compliance Certificate for the fiscal quarter ending September 30, 2014. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.9(d). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level VI).

	Leverage Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee
Level I	≤1.00x	175.0 bps	75.0 bps	37.5 bps
Level II	>1.00x; ≤1.50x	200.0 bps	100.0 bps	37.5 bps
Level III	>1.50x; ≤2.00x	225.0 bps	125.0 bps	50.0 bps
Level IV	>2.00x; ≤2.50x	250.0 bps	150.0 bps	50.0 bps
Level V	>2.50x; ≤3.00x	275.0 bps	175.0 bps	50.0 bps
Level VI	>3.00x	300.0 bps	200.0 bps	50.0 bps

Schedule I to Credit Agreement

SCHEDULE II

Commitments, Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWINGLINE LENDER

Wells Fargo Bank, National Association	Address:	1000 Louisiana Street 9th Floor Houston, Texas 77002
	Attn: Telephone: Facsimile: E-mail:	Philip C. Lauinger III (713) 319-1313 (713) 739-1087 lauingpc@wellsfargo.com

CREDIT PARTIES

Borrower/Guarantors	Address:	Beckman Production Services, Inc. 3786 Beebe Road, P.O. Box 670 Kalkaska, Michigan 49646
	Attn:	Ryan Liles
	Fax:	(231) 258-4581

Lender	Commitment
Wells Fargo Bank, National Association	$57,500,000.00
Amegy Bank National Association	$37,500,000.00
Comerica Bank	$25,000,000.00
Regions Bank	$25,000,000.00
HSBC Bank USA, National Association	$25,000,000.00

Total:	$170,000,000.00

Schedule II to Credit Agreement

Schedule 4.1

ORGANIZATIONAL INFORMATION

Credit Party	Type of Organization	State of Formation
Beckman Production Services, Inc.	Corporation	Delaware
Beckman Production Services, Inc.	Corporation	Michigan
RedZone Holdco, LLC	Limited Liability Company	Delaware
Northern Production Company, LLC	Limited Liability Company	Wyoming
RedZone Coil Tubing, LLC	Limited Liability Company	Texas
R & S Well Service, Inc.	Corporation	Wyoming
SJL Well Service, LLC	Limited Liability Company	Oklahoma
J & R Well Service, LLC	Limited Liability Company	Michigan
First Call Well Service, LLC	Limited Liability Company	Oklahoma

Schedule 4.1 to Credit Agreement

Schedule 4.5

OWNED AND LEASED REAL PROPERTY

Owned Real Property

Beckman Production Services, Inc. (MI)

1.	3786 Beebe Road, Kalkaska, Michigan

2.	5501 M-32, Gaylord, Michigan

3.	4380 N. Clare Avenue, Harrison, Michigan

4.	4400 N. Clare Avenue, Harrison, Michigan

5.	23862 and 23910 13 Mile Road, Mesick, Michigan

J & R Well Service, LLC

1.	717 Center Street, Edgerton, Wyoming

2.	222 S. Howard Avenue, Edgerton, Wyoming

3.	791 Lane 9, Powell, Wyoming

4.	200 Hastings Horseshoe, Powell, Wyoming

R & S Well Service, Inc.

1.	6385 W. Yellowstone, Casper, Wyoming

2.	1251 W. Richards Street, Douglas, Wyoming

SJL Well Service, LLC

1.	Highway 81 South (2 separate parcels), Hennessey, Oklahoma

Schedule 4.5 to Credit Agreement

Leased Real Property

Northern Production Company, LLC

1.	Property located at 701 Sinclair Street, Gillette, Wyoming 82718

2.	Property located at 504 2nd Street East, Melstone, Montana 59059

3.	Property located at 3704 Coulter Lane, Gillette, Wyoming 82716

4.	Property located at 5635 Chapman Street, Casper, Wyoming 82602. The real property is owned by U-Know Service, LLC and consists of unimproved land in a truck yard which is utilized by Northern Production Company, LLC for purposes of parking its equipment on an overnight or longer basis

Beckman Production Services, Inc. (MI)

1.	Office space on property located at 8559 Franklin Pike, Meadville, Pennsylvania

2.	Facility located at 1057 Lafferty Lane in Bradford , Pennsylvania

J & R Well Service, LLC

1.	Building and property located at 3510 Big Horn Ave, Cody, Wyoming which consists of an office area that is shared with an unrelated tenant and a shop area which is used exclusively by J & R Well Service, LLC

2.	Pole barn located at 6546 Highway 40, Tioga, North Dakota

R & S Well Service, Inc.

1.	An approximately 1.03 acre tract of land and the improvements thereon located at 917 Washington Street, Powell, Wyoming

2.	An approximately 1.30 acre tract of land and the improvements thereon located at 818 South 7th Street, Thermopolis, Wyoming

3.	An approximately 1.65 acre tract of land and the improvements thereon located at 918 15 Mile Road, Worland, Wyoming

Schedule 4.5 to Credit Agreement

RedZone Coil Tubing, LLC

1.	Lease in Monahans, Texas at 1101 S. Loop Road 464 with RedZone Real Estate Investments, LLC as landlord relating to the Industrial Shop

2.	Lease in Monahans, Texas at 1101 S. Loop Road 464 with RedZone Real Estate Investments, LLC as landlord relating to Crew Quarters

3.	Lease in Monahans, Texas with RedZone Real Estate Investments, LLC as landlord for a certain 1.845 acre tract

4.	Lease in Enid, Oklahoma with RedZone Real Estate Investments, LLC as landlord at 1201 Sooner Trend

5.	Property at 675 South 6th Street in Pond Creek, Oklahoma

6.	Property at 5245 Whitehurst Drive in Longview, Texas

Schedule 4.5 to Credit Agreement

Schedule 4.10

ENVIRONMENTAL CONDITIONS

1.	The Corlew Disposal Well, located in Clare County, MI. At the time Beckman Production Services, Inc. acquired the Corlew et al #1 brine disposal facility in 1986, the Corlew site and surrounding property was under investigation by the Michigan Department of Environmental Quality (“DEQ”) relating to contamination by Hazardous Materials (comprised mainly of brine) that were released in historical operations. On August 14, 1991, monitor well installation commenced at the Corlew site. The purpose of the well installation was to define the nature and extent of the contamination plume. The Michigan Department of Natural Resources and Environment–Office of Geological Survey (“MDNRE-OGS”) completed and approved a Final Assessment Report/Corrective Action Plan with respect to this contamination on August 23, 2002. BPS entered into a Transfer Settlement Agreement with the Michigan DEQ on approximately February 6, 2003. Pursuant to this Transfer Settlement Agreement, BPS agreed to undertake and continue environmental remedial measures to address Hazardous Materials released at that location. According to a March 19, 2012 Environmental Consulting and Technology, Inc. (“ECT”) Quarterly Report required pursuant to the August 23, 2002 Final Assessment/Corrective Action Plan, chloride concentrations remain above the target cleanup level of 125 mg/l at all but 5 of the 20 monitoring wells at the site. Groundwater quality sampling is proposed until site closure can be achieved. The situation continues to be monitored and remedial efforts continue.

Schedule 4.10 to Credit Agreement

Schedule 4.11

SUBSIDIARIES

Subsidiary	Type of Organization	State of Formation
Beckman Production Services, Inc.	Corporation	Michigan
RedZone Holdco, LLC	Limited Liability Company	Delaware
Northern Production Company, LLC	Limited Liability Company	Wyoming
RedZone Coil Tubing, LLC	Limited Liability Company	Texas
R & S Well Service, Inc.	Corporation	Wyoming
SJL Well Service, LLC	Limited Liability Company	Oklahoma
J & R Well Service, LLC	Limited Liability Company	Michigan
First Call Well Service, LLC	Limited Liability Company	Oklahoma

Schedule 4.11 to Credit Agreement

Schedule 5.7

Requirements for New Subsidiaries

Within 14 days (or within 30 days with respect to any Foreign Subsidiary) or, in any event, such longer time period as consented to by the Administrative Agent in its sole discretion of creating a new Subsidiary or acquiring a new Subsidiary, the Administrative Agent shall have received each of the following to the extent applicable:

(a)    Guaranty. A joinder and supplement to the Guaranty executed by such Subsidiary;

(b)    Security Agreement. Each of the following, to the extent required by the Administrative Agent in order to create and perfect an Acceptable Security Interest in the Collateral as required by Section 5.6: (i) a joinder and/or supplement to the Security Agreement executed by such new Subsidiary and any other Credit Party that owns Equity Interests in such new Subsidiary, (ii) in the case of any new Foreign Subsidiary, such other documents or instruments executed by such Foreign Subsidiary or any other Credit Party as may be prepared by foreign counsel, and (iii) if applicable, stock certificates and stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments required by Section 5.6;

(c)    Real Estate. A Responsible Officer’s certificate from such new Subsidiary certifying a complete listing of all real Property owned or leased by such new Subsidiary and including a notation as to whether such owned real Property is Material Real Property.

(d)    Corporate Documents. A secretary’s certificate from such new Subsidiary certifying such Subsidiary’s (i) officers’ incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing from the state or other applicable jurisdiction in which each such Person is organized dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(e)    Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(f)    Opinion of Counsel. If reasonably requested by the Administrative Agent, an opinion of counsel (including foreign counsel, if applicable) in form and substance reasonably acceptable to Administrative Agent related to such new Subsidiary and substantially similar to the legal opinions delivered at the Closing Date with respect to the other Subsidiaries in existence on the Closing Date.

Notwithstanding the foregoing, the Borrower shall not be required to furnish any of the foregoing pledges, guaranties, security interests or related documents or instruments with respect to any newly created or acquired Foreign Subsidiary that is not required to become a Guarantor.

Schedule 5.7 to Credit Agreement

Schedule 6.1

PERMITTED DEBT

None.

Schedule 6.1 to Credit Agreement

Schedule 6.2

PERMITTED LIENS

None.

Schedule 6.2 to Credit Agreement

Schedule 6.3

PERMITTED INVESTMENTS

None.

Schedule 6.3 to Credit Agreement

Schedule 6.10

PERMITTED AFFILIATE TRANSACTIONS

1.	Lease Agreement in Monahans, Texas at 1101 S. Loop Road 464 between RedZone Real Estate Investments, LLC, as landlord, and RedZone Coil Tubing, LLC relating to the Industrial Shop.

2.	Lease Agreement in Monahans, Texas at 1101 S. Loop Road 464 between RedZone Real Estate Investments, LLC, as landlord, and RedZone Coil Tubing, LLC relating to Crew Quarters.

3.	Lease Agreement in Monahans, Texas for a certain 1.845 acre tract between RedZone Real Estate Investments, LLC, as landlord, and RedZone Coil Tubing, LLC.

4.	Lease Agreement in Enid, Oklahoma at 1201 Sooner Trend between RedZone Real Estate Investments, LLC, as landlord, and RedZone Coil Tubing, LLC.

5.	Lease Agreement in Melstone, Montana at 504 2nd Street East between Shoe Properties LLC, as landlord, and Northern Production Company, LLC.

6.	Lease Agreement in Gillette, Wyoming at 701 Sinclair Street between Shoe Properties LLC, as landlord, and Northern Production Company, LLC.

7.	Shared Services Agreement by and between Winco Development, LLC and RedZone Coil Tubing, LLC (fka CT Long Reach, LLC) dated as of November 8, 2011, modified January 17, 2013.

8.	RedZone Coil Tubing, LLC transacts the following business from time to time with entities owned by one of its officers, Dee Winston:

a.	Portable Lodging, Ltd. – transportation services

b.	PP100, LLC – flight services

9.	Amended and Restated Stockholder’s Agreement, dated as of the date hereof, by and among the Borrower, SCF-VII, L.P. and each stockholder and warrant holder of the Borrower.

Schedule 6.10 to Credit Agreement